Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MATHSTAR, INC.,

GARUDA ACQUISITION, LLC,

SAJAN, INC.,

AND

THOMAS MAGNE, SOLELY IN HIS CAPACITY AS AGENT FOR

THE HOLDERS OF COMMON STOCK OF SAJAN, INC.

JANUARY 8, 2010

i

ARTICLE III Representations and Warranties of the Acquiror and the Sub		47

3.1	Organization, Standing and Power; Subsidiaries	47
3.2	Organizational Documents	47
3.3	Authority and Enforceability	47
3.4	Non-Contravention	48
3.5	Consents; Approvals; Permits	48
3.6	Capital Structure	49
3.7	SEC Filings	50
3.8	Acquiror Financial Statements	52
3.9	No Undisclosed Liabilities	53
3.10	Absence of Certain Changes	53
3.11	Litigation	55
3.12	Compliance with Laws	56
3.13	Acquiror Contracts	56
3.14	Assets and Properties	58
3.15	Environmental Matters	59
3.16	Taxes	60
3.17	Employee Benefit Plans and Employee Matters	62
3.18	Interested Party Transactions	65
3.19	Insurance	65
3.20	Export Control Laws	66
3.21	Financing; Cash on Hand	66
3.22	No Prior Sub Operations	66
3.23	Warranty and Related Matters	67
3.24	Finders’ Fees	67

ARTICLE IV Conduct Prior to the Effective Time		67

4.1	Conduct of Business of the Company	67
4.2	Restrictions on Conduct of Business of the Company	68
4.3	Conduct of Business of the Acquiror	70
4.4	Restrictions on Conduct of Business of the Acquiror	71

ARTICLE V Additional Agreements		73

5.1	Company Shareholder Approval and Board Recommendation	73
5.2	No Solicitation; Change in Recommendation	74
5.3	Confidentiality; Public Disclosure	75
5.4	Regulatory Approvals	75
5.5	Reasonable Efforts	76
5.6	Litigation	76
5.7	Access to Information	77
5.8	Notification	77
5.9	Indemnification of Directors and Officers	78
5.10	Boards of Acquiror and Sub	79
5.11	Current Report on Form 8-K	79
5.12	State Securities Law Compliance	79
5.13	Compliance with Rule 14f-1 under the Exchange Act	79

ARTICLE VI Conditions to the Merger		80

6.1	Conditions to Obligations of Each Party to Effect the Merger	80
6.2	Additional Conditions to Obligations of the Company	80
6.3	Additional Conditions to the Obligations of the Acquiror	81
6.4	Frustration of Closing Conditions	82

ARTICLE VII Termination, Amendment and Waiver		82

7.1	Termination	82
7.2	Effect of Termination	83
7.3	Amendment	84
7.4	Extension; Waiver	84
7.5	Expenses	84

ARTICLE VIII Escrow Fund and Indemnification		84

8.1	Survival of Representations, Warranties, Covenants and Agreements	84
8.2	Indemnification by the Company	85
8.3	Escrow Fund	87
8.4	Claims	87
8.5	Company Holders’ Agent	88
8.6	Treatment of Indemnification Payments	89

ARTICLE IX General Provisions		89

9.1	Notices	89
9.2	Interpretation	90
9.3	Counterparts	91
9.4	Entire Agreement; Nonassignability; Parties in Interest	91
9.5	Assignment	92
9.6	Severability	92
9.7	Specific Performance	92
9.8	Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial	92
9.9	Disclosure Letters	93
9.10	Rules of Construction	94

EXHIBITS

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Articles of Merger
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Form of Legal Opinion
Exhibit E	-	Form of Company Shareholder Representation Agreement
Exhibit F	-	Form of Acquiror Promissory Note

SCHEDULES

Schedule 2.2	—	Subsidiaries
Schedule 2.5	—	Non-Contravention
Schedule 2.6	—	Consents and Approvals
Schedule 2.7	—	Capital Structure
Schedule 2.8	—	Company Financial Statements
Schedule 2.9	—	No Undisclosed Liabilities
Schedule 2.10	—	Absence of Certain Changes
Schedule 2.11	—	Litigation
Schedule 2.13	—	Material Contracts
Schedule 2.14	—	Assets and Properties
Schedule 2.15	—	Intellectual Property
Schedule 2.17	—	Taxes
Schedule 2.18	—	Employee Benefit Plans and Employee Matters
Schedule 2.19	—	Interested Party Transactions
Schedule 2.20	—	Insurance
Schedule 2.22	—	Customers and Suppliers
Schedule 2.24	—	Warranty and Related Matters
Schedule 3.4	—	Non-Contravention
Schedule 3.5	—	Consents; Approvals; Permits
Schedule 3.6	—	Capital Structure
Schedule 3.7	—	SEC Filings
Schedule 3.10	—	Absence of Certain Changes
Schedule 3.11	—	Litigation
Schedule 3.13(a)	—	Acquiror Contracts
Schedule 3.16	—	Taxes
Schedule 3.17	—	Employee Benefit Plans and Employee Matters
Schedule 3.19	—	Insurance
Schedule 3.24	—	Finders’ and Advisors’ Fees
Schedule 4.4	—	Restrictions on Conduct of Business of the Acquiror

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 8, 2010 (the “Agreement Date”), by and among MathStar, Inc., a Delaware corporation (the “Acquiror”); Garuda Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Acquiror (the “Sub”); Sajan, Inc., a Minnesota corporation (the “Company”); and Thomas Magne, solely with respect to Section 8.5, solely in his capacity as agent for the Company Shareholders (the “Company Holders’ Agent”).

RECITALS

A.            Prior to the date hereof, (i) the board of directors of the Company has determined that it would be advisable and in the best interests of the Company Shareholders, (ii) the board of directors of the Acquiror has determined that it would be advisable and in the best interests of the Acquiror Stockholders, and (iii) the board of managers of the Sub has determined that it would be advisable and in the best interests of the Sub’s members, that the Company merge with and into the Sub (the “Merger”), with the Sub to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

B.            Concurrently with the execution of this Agreement, and as a material inducement to the willingness of the Acquiror to enter into this Agreement, (i) the Acquiror, the Company and certain Company Shareholders are entering into a Voting Agreement and Irrevocable Proxy whereby such Company Shareholders agree, among other things, to vote their Company Common Stock in favor of the approval of this Agreement and the transactions contemplated thereby; and (ii) certain Company Shareholders, executive officers and members of the Company Board are entering into a Joinder Agreement whereby such individuals agree, among other things, to become parties to this Agreement.

C.            Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash and Acquiror Common Stock in the manner set forth herein.

D.            The parties intend for the Merger qualify as a “reorganization” pursuant to Section 368(a) of the Code (as defined below).

E.             The Company, the Sub and the Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

Now, therefore, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.  Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the fifth decimal place.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Authorizations” has the meaning set forth in Section 3.5(a).

“Acquiror Balance Sheet” has the meaning set forth in Section 3.8(a).

“Acquiror Balance Sheet Date” has the meaning set forth in Section 3.10.

“Acquiror Employee Plans” means the Employee Benefit Plans of the Acquiror.

“Acquiror Board” means the board of directors of the Acquiror.

“Acquiror Certifications” has the meaning set forth in Section 3.7(a)(vi).

“Acquiror Closing Certificate” has the meaning set forth in Section 1.4(a)(iii).

“Acquiror Common Stock” means the common stock, $0.01 par value per share, of the Acquiror.

“Acquiror Disclosure Letter” has the meaning set forth in Article III.

“Acquiror Employee Plans” means the Employee Plans of the Acquiror.

“Acquiror Financial Statements” has the meaning set forth in Section 3.8(a).

“Acquiror Incentive Plan” means the MathStar, Inc. Amended and Restated 2004 Long-Term Incentive Plan.

“Acquiror Lease” means that certain Office Lease Agreement dated June 1, 2005 by and between Mark Tanasbourne, LLC and the Acquiror, as amended September 23, 2005 and July 24, 2007.

“Acquiror Material Adverse Effect” means any material adverse effect on the ability of the Acquiror to timely effect the Merger and the other transactions contemplated by this Agreement.

“Acquiror Material Contract” has the meaning set forth in Section 3.13(a).

“Acquiror Options” means the unexercised and unexpired options to purchase shares of Acquiror Common Stock, whether or not exercisable.

“Acquiror Organizational Documents” means the Acquiror’s certificate of incorporation and bylaws filed as Exhibit 3.1 and Exhibit 3.2, respectively, to the Acquiror’s Registration Statement on Form S-1 filed with the SEC on August 3, 2005 and the amendment to the Acquiror’s certificate of incorporation filed as Exhibit 3.1 to the Acquiror’s Current Report on Form 8-K filed with the SEC on May 23, 2008.

“Acquiror Permit” has the meaning set forth in Section 3.5(b).

“Acquiror Preferred Stock” means the undesignated preferred stock, $0.01 par value per share, of the Acquiror.

“Acquiror Promissory Note” has the meaning set forth in Section 1.9(a).

“Acquiror Real Estate” means the real property described in the Acquiror Lease.

“Acquiror Secretary’s Certificate” has the meaning set forth in Section 1.4(a)(iv).

“Acquiror Stock Plans” means the MathStar, Inc. 2000 Combined Incentive and Non-Statutory Stock Option Plan, the MathStar, Inc. 2002 Combined Incentive and Non-Statutory Stock Option Plan, and the Digital MediaCom, Inc. 1999-2000 Stock Option Plan.

“Acquiror Stockholders” means the holders of shares of outstanding Acquiror Common Stock.

“Acquiror Termination Fee” has the meaning set forth in Section 7.2(c).

“Acquiror Voting Debt” means any Voting Debt issued by the Acquiror.

“Acquiror Warrants” means the unexercised and unexpired warrants to purchase shares of Acquiror Common Stock.

“Acquiror Working Capital” means (i) the total of the Acquiror’s cash and cash equivalents; investments in marketable securities, short term; prepaid expenses and other current assets; and investments in marketable securities, long term; minus (ii) the total of (A) payables, (B) accruals (other than those associated with leases of real property) and (C) incurred but not yet billed expenses, and with the total under clause (i) determined in accordance with GAAP as applied in a manner consistent with Acquiror’s past practices.

“Acquisition Proposal” means any written proposal or offer from a Third Party to acquire beneficial ownership (as defined under Rule 13d-3 under the Exchange Act) of assets that constitute 40% or more of the fair market value of the assets of the Company and the Company Subsidiaries or 40% or more of the Company Common Stock or outstanding voting power of the Company, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction.

“affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Business Day” means a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in the State of Minnesota or the State of New York.

“Cash Merger Consideration” has the meaning set forth in Section 1.9(a).

“Certificate” has the meaning set forth in Section 1.9(a).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Change in Recommendation” has the meaning set forth in Section 5.2(d).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” has the meaning set forth in Section 2.18(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Merger Consideration” has the meaning set forth in Section 1.9(a).

“Company” has the meaning set forth in the Preamble.

“Company Authorizations” has the meaning set forth in Section 2.6(a).

“Company Balance Sheet” has the meaning set forth in Section 2.9.

“Company Balance Sheet Date” has the meaning set forth in Section 2.9.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” means the unanimous recommendation of the Company Board to the Company Shareholders, contained in the Company Proxy Statement, that the Company Shareholders approve this Agreement.

“Company Closing Certificate” has the meaning set forth in Section 1.4(b)(i).

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Debt” has the meaning set forth in Section 2.8(f).

“Company Disclosure Letter” has the meaning set forth in Article II.

“Company Employee Plans” means the Employee Benefit Plans of the Company or the Company Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 2.8(a).

“Company Holders’ Agent” has the meaning set forth in the Preamble.

“Company Indemnified Party” has the meaning set forth in Section 5.9(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company, including Company Proprietary Software, and all Intellectual Property Rights applicable thereto.

“Company Leases” has the meaning set forth in Section 2.14(a).

“Company Material Adverse Effect” means any change, event, development, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, (A) is material and adverse to the financial condition, business or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (B) prevents the Company from consummating the transactions contemplated by this Agreement, provided, however, that the following (and all Effects resulting from or arising therefrom) shall be excluded from the definition of “Company Material Adverse Effect,” and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) general business or economic conditions or the capital, financial, banking or currency markets, or changes thereto, (ii) acts of terrorism, sabotage, military action or war or any escalation or worsening thereof (iii) the taking of any action required by this Agreement, (iv) changes in applicable laws (including, without limitation, tax laws) or the interpretation thereof, (v) changes in accounting standards or rules or the interpretation thereof, (vi) any change or adverse impact resulting from any political conditions or developments in general, (vii) any change or adverse impact resulting from actions of the Company which the Acquiror has expressly requested or to which the Acquiror has expressly consented, or (viii) any change or adverse impact resulting from the Acquiror’s refusal to consent to any action for which consent is reasonably requested by the Company.

“Company Material Contract” has the meaning set forth in Section 2.13(a).

“Company Option Plan” means the Company’s 2001 Stock Option Plan.

“Company Option and Warrant Amendments” has the meaning set forth in Section 1.9(f).

“Company Options” means the unexercised and unexpired options to purchase shares of Company Common Stock, whether under the Company Option Plan or otherwise, and whether or not exercisable.

“Company Organizational Documents” has the meaning set forth in Section 2.3(a).

“Company Permit” has the meaning set forth in Section 2.6(b).

“Company Products” means all products and services that are made available by the Company to its customers.

“Company Proprietary Software” means Software programs owned by the Company.

“Company Proxy Statement” has the meaning set forth in Section 5.1(b).

“Company Real Estate” has the meaning set forth in Section 2.14(a).

“Company Representatives” has the meaning set forth in Section 5.2(a).

“Company Secretary’s Certificate” has the meaning set forth in Section 1.4(b)(ii).

“Company Shareholder Approval” means the affirmative vote of the holders of a majority of the voting power of all shares of Company Common Stock entitled to vote to approve this Agreement in accordance with the MBCA.

“Company Shareholder Representation Agreements” has the meaning set forth in Section 1.4(b)(vii).

“Company Shareholders” means the holders of shares of outstanding Company Common Stock.

“Company Shareholders Meeting” has the meaning set forth in Section 5.1(a).

“Company Subsidiary” means a Subsidiary of the Company and includes, without limitation, RVBC.

“Company Subsidiary Organizational Documents” has the meaning set forth in Section 2.3(b).

“Company Termination Fee” has the meaning set forth in Section 7.2(b).

“Company Voting Debt” means any Voting Debt issued by the Company.

“Company Warrants” means the unexercised and unexpired warrants to purchase shares of Company Common Stock.

“Confidentiality Agreements” has the meaning set forth in Section 5.3(a).

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages,

notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“Direct Claim” has the meaning set forth in Section 8.4(a).

“DLLCA” means the Delaware Limited Liability Company Act.

“Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with the MBCA in connection with the Merger.

“Effective Date” has the meaning set forth in Section 1.5.

“Effective Time” has the meaning set forth in Section 1.5.

“Employee Benefit Plans” means (A) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, (B) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (C) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (D) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (E) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or the Acquiror, as applicable, of greater than $25,000.00 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or the Acquiror, as applicable.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, easement, right of way, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, (C) the use of any asset, and (D) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other Persons, including the public.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is treated as a single employer within the Company or the Acquiror, as applicable, within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 8.3.

“Escrow Agreement” has the meaning set forth in Section 1.4(a)(v).

“Escrow Cash” means an amount of cash equal to $1,000,000.00.

“Escrow Fund” has the meaning set forth in Section 8.3.

“Escrow Period” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 1.10(b).

“Foreign Plan” has the meaning set forth in Section 2.18(f).

“Form 8-K” has the meaning set forth in Section 5.11.

“Form 8-K Financial Statements” has the meaning set forth in Section 5.11.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Government Official” has the meaning set forth in Section 2.12(b).

“Harmful Code” means any program routine, device or other feature, that is not documented in the Company Products’ technical documentation, that is designed to delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software or Company Product.

“Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

“Indemnifiable Damages” has the meaning set forth in Section 8.2(a).

“Indemnified Person” has the meaning set forth in Section 8.2(a).

“Infringed” has the meaning set forth in Section 2.15(e).

“Intellectual Property” means algorithms, APIs, databases, data collections, diagrams, inventions, methods and processes (whether or not patentable), know-how, trade secrets, trademarks, service marks and other brand identifiers, network configurations and architectures, proprietary information, protocols, schematics, specifications, software (in any form, including source code and executable code), techniques, interfaces, URLs, web sites, works of authorship, and all other forms of technology, in each case whether or not registered with a Governmental Entity or embodied in any tangible form.

“Intellectual Property Rights” means all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (B) trademark, service mark, and trade name rights and similar rights; (C) trade secret rights; (D) patents and industrial property rights; (E) any other proprietary rights applicable to Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (A) through (E) above.

“knowledge of the Acquiror” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Alexander H. Danzberger, Jr., John M. Jennings, Benno G. Sand or Richard C. Perkins of such fact, circumstance, event or other matter.

“knowledge of the Company” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Shannon Zimmerman, Angel Zimmerman, Vernon Hanzlik or Lori Bechtel of such fact, circumstance, event or other matter.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company, the Company Subsidiaries or to any of their material assets, properties or businesses.

“Letter of Transmittal” has the meaning set forth in Section 1.10(c)(i).

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, including those arising under any Legal Requirements or Proceeding and those arising under any Contract.

“Limitation” has the meaning set forth in Section 8.2(b)(ii).

“LLC Agreement” has the meaning set forth in Section 1.7(b).

“MBCA” means the Minnesota Business Corporation Act.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.9(a).

“New Litigation Claim” has the meaning set forth in Section 5.6.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Encumbrances” means:  (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) Encumbrances on the Company Real Estate or the Acquiror Real Estate which were granted, given, conveyed or established by the fee owner of the Company Real Estate or the Acquiror Real Estate or its predecessor or successor in interest and which, to the knowledge of the Company or the Acquiror, as the case may be, do not materially and adversely interfere with the use and operation of the Company Real Estate or the Acquiror Real Estate, as the case may be, as presently conducted subject thereto or affected thereby.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, other business organization or Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Principal Company Holders” means the Zimmermans, Vernon Hanzlik and Peter Shutte.

“Proceedings” means any action, suit, proceeding, complaint, charge, inquiry, investigation, arbitration or mediation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel.

“Pro Rata Share” means, with respect to a particular Company Shareholder, the amount of Escrow Cash, multiplied by a fraction, (A) the numerator of which is the number of shares of Company Common Stock held by the Company Shareholder immediately before the Effective Time, and (B) the denominator of which is the total number of shares of Company Common Stock outstanding immediately before the Effective Time.

“Publicly Available Software” means: (A) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models; (B) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (C) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (t) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (u) the Artistic License (e.g., PERL); (v) the Mozilla Public License; (w) the Netscape Public License; (x) the Sun Community Source License (SCSL); (y) the Sun Industry Source License (SISL); and (z) the Apache Software License.

“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered domain names and registered trademarks and all applications for any of the foregoing.

“Rule 144” has the meaning set forth in Section 1.9(h).

“RVBC” means River Valley Business Center, LLC, a Wisconsin limited liability company.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 3.7(a)(v).

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Significant Customers” has the meaning set forth in Section 2.22(a).

“Significant Supplier” has the meaning set forth in Section 2.22(b).

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Intellectual Property embodied with the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Sub” has the meaning set forth in the Preamble.

“Sub Organizational Documents” has the meaning set forth in Section 3.2(b).

“Subsidiary” means, as of the applicable point in time, each corporation, partnership, limited liability company or other entity of which a Person owns, directly or indirectly, more than 50% of the outstanding voting securities or voting equity interests or of which a Person has the power, directly or indirectly, whether through ownership of equity securities, by contract or otherwise, to direct or manage its business or affairs.

“Superior Proposal” means any written proposal made by a Third Party (A) to acquire, directly or indirectly, at least 50% of the outstanding Company Common Stock or of the fair market value of the consolidated assets of the Company and the Company Subsidiaries and

(B) which the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) to be more favorable to the Company Shareholders than the transactions contemplated by this Agreement, and which, in the good faith judgment of the Company Board, is reasonably capable of being consummated taking into consideration all financial and other relevant aspects of the proposal.

“Surviving Company” has the meaning set forth in Section 1.2

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party” means any Person or group other than the Company, the Acquiror, the Sub or any affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(b)(i).

“Third Party Intellectual Property” means all Intellectual Property owned by third parties that is either (A) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product, or (B) otherwise used by the Company in the conduct of its business, including all Intellectual Property Rights thereto.

“Third Party Software” means all Software owned by third parties that is either (A) licensed, offered or provided to customers of the Company as part of or in conjunction with any Company Product, or (B) otherwise used by the Company in the conduct of its business, excluding generally commercially available “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or material to the development or provision of the Company Products and that involves payments or expenditures by the Company of $75,000.00 or less over the life of the applicable Contract.

“Tiberius Lawsuit” means that certain lawsuit captioned “MathStar, Inc., Feltl and Company, Inc., Sajan, Inc., Perkins Capital Management, Inc., Richard C. Perkins, Merrill A. McPeak, Benno G. Sand, John C. Feltl and Joseph P. Sullivan, Plaintiffs, v. Tiberius Capital II, LLC, Defendant” filed in the United States District Court for the District of Minnesota, Case No. 09-CV-02869 ADM/SRN.

“Total Cash Merger Consideration” means an amount equal to $6,107,812.50.

“Transaction Documents” means this Agreement, the Acquiror Disclosure Letter, the Company Disclosure Letter, the Certificate of Merger, the Articles of Merger, the Escrow Agreement, the Acquiror Closing Certificate, the Company Closing Certificate, the Acquiror Secretary’s Certificate, and the Company Secretary’s Certificate.

“Voting Debt” means bonds, debentures, notes or other indebtedness of the Company or the Acquiror, as applicable, which (i) entitles the holder thereof to the right to vote on any matters on which any of the Company Shareholders or Acquiror Stockholders, as applicable, may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company or the Acquiror, as applicable.

“WARN Act” has the meaning set forth in Section 2.20(m).

“Willful Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Zimmermans” means Shannon Zimmerman and Angel Zimmerman.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2           The Merger.  Subject to the terms and conditions set forth in this Agreement, the applicable provisions of the DLLCA and the MBCA, the Certificate of Merger in substantially the form attached as Exhibit A (the “Certificate of Merger”), and the Articles of Merger in substantially the form attached as Exhibit B (the “Articles of Merger”), the Company shall merge with and into the Sub in the Merger at the Effective Time, and the separate corporate existence of the Company shall cease, and the Sub shall continue as the surviving company.  The Sub, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

1.3           Closing.  Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place no later than the third Business Day following the date upon which the conditions set forth in Article VI are satisfied (excluding those conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and date as may be agreed upon by the parties.  The Closing shall take place at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota, or at such other location as the parties hereto agree.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4           Closing Deliveries.

(a)           Acquiror Deliveries.  The Acquiror shall deliver to the Company or other party as listed below, at or before the Closing, each of the following:

(i)                 delivery to the Exchange Agent by wire transfer of immediately available funds the Total Cash Merger Consideration pursuant to Section 1.10(b), less the Escrow Cash;

(ii)                delivery to the Escrow Agent by wire transfer of immediately available funds equal to the Escrow Cash;

(iii)               a certificate, dated as of the Closing Date, executed on behalf of the Acquiror by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d) and Section 6.2(e) has been satisfied (the “Acquiror Closing Certificate”);

(iv)               a certificate, dated as of the Closing Date, executed on behalf of the Acquiror by its Secretary, certifying (A) the Acquiror Organizational Documents and (B) resolutions of the Acquiror Board approving (1) the Merger, (2) this Agreement, and (3) the appointment to the Acquiror Board of the individuals identified in Section 5.10 (the “Acquiror Secretary’s Certificate”);

(v)                an escrow agreement, in substantially the form attached as Exhibit C (the “Escrow Agreement”), dated as of the Closing Date and executed by the Acquiror and the Escrow Agent;

(vi)               a certificate from the Secretary of State of the State of Delaware and some other appropriate officer or governmental authority of each other State or other jurisdiction in which the Acquiror is qualified to do business as a foreign corporation dated within three Business Days before the Closing Date certifying that the Acquiror is in good standing (to the extent that the laws of such jurisdictions contemplate the issuance of certificate or other evidence of such good standing);

(vii)              delivery to the Zimmermans the Acquiror Note; and

(viii)             a report or correspondence from the claims analyst for the Acquiror’s directors’ and officers’ liability insurance policy, in form and substance reasonably satisfactory to the Company, to the effect that such policy will cover and pay any damages, costs and expenses incurred by the Acquiror in the Tiberius Lawsuit, subject to any applicable deductibles, limitations and exceptions under such policy, which shall be described in reasonable detail in such report or correspondence.

(b)           Company Deliveries.  The Company shall deliver to the Acquiror, at or before the Closing, each of the following:

(i)                 a certificate, dated as of the Closing Date, executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) has been satisfied (the “Company Closing Certificate”);

(ii)                a certificate, dated as of the Closing Date, executed on behalf of the Company by its Secretary, certifying the (A) Company Organizational Documents,

(B) resolutions of the Company Board approving the Merger and approving this Agreement, and (C) the Company Shareholder Approval (the “Company Secretary’s Certificate”);

(iii)               the Escrow Agreement, dated as of the Closing Date and executed by the Company Holders’ Agent;

(iv)               a certificate from the Secretary of State of the State of Minnesota and from an appropriate officer or governmental authority of each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within three Business Days before the Closing Date certifying that the Company is in good standing (to the extent that the laws of such jurisdictions contemplate the issuance of a certificate or other evidence of such good standing);

(v)                a certificate from an appropriate officer or governmental authority of each jurisdiction in which a Company Subsidiary is organized certifying that such Company Subsidiary is duly organized and in good standing (to the extent that the laws of such jurisdiction contemplate the issuance of a certificate or other evidence of good standing);

(vi)               opinion of Gray Plant, Mooty Mooty & Bennett, P.A. substantially in the form attached as Exhibit D;

(vii)              shareholder representation agreements in the form attached hereto as Exhibit E completed and signed by all Company Shareholders (the “Company Shareholder Representation Agreements”);

(viii)             evidence satisfactory to the Acquiror that the loan from Shannon Zimmerman to the Company evidenced by that certain correspondence dated June 16, 2009 (which states that $269,940.05 was outstanding as of December 31, 2008, plus interest accumulated and owed of $21,406.69 as of December 31, 2008); and

(ix)               completed and signed Company Option and Warrant Amendments from all holders of Company Options and Company Warrants as described in Section 1.9(f).

1.5           Effective Time.  At the conclusion of the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of the DLLCA and the MBCA (the time of filing with the Secretary of State of the State of Minnesota of such filing or such later time as may be agreed to by the Acquiror and the Company in writing (and set forth in the Articles of Merger and the Certificate of Merger) being referred to herein as the “Effective Time,” and the date on which the Effective Time occurs as the “Effective Date”).

1.6           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Articles of Merger and the applicable provisions of the DLLCA and the MBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and the Sub shall become debts, liabilities and duties of the Surviving Company.

1.7           Organizational Documents.

(a)           At the Effective Time, the certificate of formation of the Sub as in effect immediately prior to the Effective Time shall be amended as determined by the then-existing Acquiror Board and Company Board, and, as so amended, shall be the certificate of formation of the Surviving Company, until thereafter amended in accordance with its terms and provided by law.

(b)           At the Effective Time, and without any further action on the part of the Company or the Sub, the limited liability company agreement of the Sub as in effect immediately prior to the Effective Time shall be amended as determined by the then-existing Acquiror Board and Company Board (the “LLC Agreement”) and, in accordance with the terms thereof, as so amended, shall be the limited liability company agreement of the Surviving Company, until thereafter amended and as provided by law.

1.8           Managers and Officers.  The managers and officers of the Company shall, from and after the Effective Time, become the managers and officers of the Surviving Company and the officers of the Acquiror until their respective successors are duly elected, appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation of the Surviving Company, the LLC Agreement and the Acquiror Organizational Documents.

1.9           Effect on Company Common Stock, Company Options, Company Warrants and Common Stock of the Sub; Dissenters’ Rights.

(a)           Treatment of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, the Company or any holder of the Company Common Stock, each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than shares of Company Common Stock owned by the Zimmermans, any Dissenting Shares, and any shares of Company Common Stock owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.10(a), (i) 1.225 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Acquiror Common Stock and (ii) $1.250 in cash.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Zimmermans shall be automatically converted into the right to receive, subject to and in accordance with Section 1.10(a), (A) the Exchange Ratio of a validly issued, fully paid and nonassessable share of Acquiror Common Stock, (B) $1.028 in cash, and (C) approximately $0.222 to be evidenced by a promissory note in the form attached hereto as Exhibit F issued by the Acquiror to the Zimmermans in the aggregate original principal amount of $1,000,000.00 (the “Acquiror Promissory Note”).  (The cash to be paid for the shares of Company Common Stock as provided in the two foregoing sentences is the “Cash Merger Consideration,” the shares of Acquiror Common Stock to be issued as provided in the two foregoing sentences is the “Common Stock Merger Consideration,” and the Acquiror Promissory Note, together with the Common Stock Merger Consideration and the Cash Merger Consideration, is the “Merger

Consideration”).  From and after the Effective Time, all shares of Company Common Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 1.9(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 1.9(d), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 1.10(c), without interest.  Notwithstanding the foregoing, if between the Agreement Date and the Effective Time, the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement that is based upon the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to the Acquiror and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(b)           Company Options.  At the Effective Time, all Company Options then outstanding shall be assumed by the Acquiror under the Acquiror Incentive Plan.  Each Company Option so assumed by the Acquiror shall continue to have, and be subject to, the same terms and conditions as set forth in the agreements governing such Company Option immediately before the Effective Time, to the extent possible, except that (i) each Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of shares of Acquiror Common Stock equal to (A) the number of shares of Company Stock issuable upon the exercise of such Company Option immediately before the Effective Time, multiplied by (B) 1.225, rounded to the nearest whole share; (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of each such assumed Company Option shall be determined in accordance with the following formula, where “Z” is the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately before the Effective Time:  $1.190 — (($2.708 — Z) divided by 1.225), rounded to the nearest whole cent; and (iii) the terms of such Company Option shall be modified by the applicable Company Option and Warrant Amendment, as provided in Section 1.9(f).  By way of example, and not by way of limitation, a Company Option to purchase 10,000 shares of Company Common Stock at an exercise price per share of $2.00 immediately before the Effective Time would become an Acquiror Option to purchase 12,250 shares of Acquiror Common Stock, determined by multiplying 10,000 shares of Company Common Stock by 1.225, at an exercise price per share of Acquiror Common Stock of $0.61 per share, determined as follows: $1.190 — (($2.708 - $2.000) ÷ 1.225), or $0.612, rounded to $0.61.  The conversion of any Company Options which are “incentive stock options” within the meaning of Section 422 of the Code into options to purchase Acquiror Common Stock shall be made in a manner consistent, to the extent possible, with Section 424(a) of the Code so as not to constitute a “modification” of such Company Options within the meaning of Section 424 of the Code.  Continuous employment with the Acquiror shall be credited to the holder of each such Company Option for purposes of determining the vesting of all assumed Company Options after the Effective Time.  Before the Closing, the Company Board and the Acquiror Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each Company Option shall be assumed by the Acquiror under the Acquiror Incentive Plan as provided in this Section 1.9(b).

(c)           Company Warrants.  At the Effective Time, each issued and outstanding Company Warrant to purchase shares of Company Common Stock, by virtue of the terms thereof and the Merger and without further action, shall be assumed by the Acquiror and modified so that, in lieu of having the right to acquire shares of Company Common Stock upon exercise of the applicable Company Warrant, the holders of the Company Warrants shall have the right to acquire that number of shares of Acquiror Common Stock equal to (i) that number of shares of Company Common Stock subject to the applicable Company Warrant, multiplied by (ii) 1.225, rounded to the nearest whole share.  The per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of each such assumed Company Warrant shall be determined in accordance with the following formula, where “Z” is the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately before the Effective Time:  $1.190 — (($2.708 — Z) divided by 1.225), rounded to the nearest whole cent.  Except as otherwise provided in this Section 1.9(c), each Company Warrant assumed by the Acquiror shall continue to have, and be subject to the same terms and conditions as set forth in the certificates or agreements governing such Company Warrant immediately before the Effective Time, except that the terms of such Company Warrant shall be modified by the applicable Company Option and Warrant Amendment, as provided in Section 1.9(f).

(d)           Fractional Shares.  No fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder’s Certificates, be paid in cash, the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Acquiror Common Stock as quoted in the “Pink Sheets” electronic quotation and trading system on the Effective Date.

(e)           Dissenters’ Rights.  Notwithstanding Section 1.9(a), any Dissenting Shares shall not be converted into the right to receive the Merger Consideration provided for in Section 1.9(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the MBCA, unless such holder fails to perfect, withdraws or otherwise forfeits a right to dissent pursuant to the MBCA.  Each holder of Dissenting Shares who, pursuant to the provisions of the MBCA, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the MBCA (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Company Shareholder Approval and before the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Merger Consideration payable pursuant to Section 1.9(a) in respect of such shares as if such shares never had been Dissenting Shares, and the Acquiror shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(c), following the satisfaction of the applicable conditions set forth in Section 1.10(c), the amount of Merger Consideration to which such holder would be entitled in respect thereof under this Section 1.9 as if such shares never had been Dissenting Shares.  The Company shall give the Acquiror prompt notice of any demands for appraisal or purchase received by the Company and withdrawals of such demands.  The Company shall not, except with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld or delayed), or as otherwise required under the MBCA, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

(f)            Amendments to Company Options and Company Warrants.  Before the Effective Time, the Company shall enter into an agreement with each holder of a Company Option and with each holder of a Company Warrant providing that the vesting of such Company Option or Company Warrant, as applicable, will not accelerate at the Effective Time but that such Company Option or Company Warrant shall be converted into an option or warrant, as applicable, to purchase Acquiror Common Stock as provided in Section 1.9(b) and Section 1.9(c) (the “Company Option and Warrant Amendments”).  After the Effective Time, the Acquiror and/or the Surviving Company shall mail to each holder of Company Options and Company Warrants a notice of the terms of their respective securities as a result of the Merger.

(g)           Restricted Stock.  The Common Stock Merger Consideration to be issued in the Merger will not be registered and shall be characterized as “restricted securities” under the Securities Act and may be resold only if registered under the Securities Act and any applicable state or local securities laws or in compliance with applicable exemptions from such Securities Act and such laws.  Each certificate evidencing the Common Stock Merger Consideration to be issued in the Merger shall bear the following legend:

The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended (“Securities Act”), or any applicable state securities laws.  The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of qualified counsel experienced in securities law matters and reasonably acceptable to the issuer and its transfer agent, is exempt from the registration requirements of the Securities Act and such laws.

(h)           The Acquiror shall not be obligated to cause the shares of Acquiror Common Stock issued for the Common Stock Merger Consideration to be registered under the Securities Act; provided, however, that upon the satisfaction of the six-month holding period of Rule 144 promulgated under the Securities Act (“Rule 144”), the Acquiror shall promptly issue or obtain a Rule 144 legal opinion upon the request of a Company Shareholder who is subject to a six-month lock-up agreement with the Acquiror and who owns Acquiror Common Stock issued for the Common Stock Merger Consideration (assuming satisfaction of the other requirements of Rule 144) and, for so long as any Company Shareholder owns any Acquiror Common Stock issued for the Common Stock Merger Consideration, use commercially reasonable efforts to (i) make and keep public information available, as those terms are defined in Rule 144, and (ii) file with the SEC in a timely manner all reports and other documents required of the Acquiror under the Securities Act or the Exchange Act.

1.10         Funding of Escrow; Reservation of Funds.

(a)           Funding of Escrow.  At the Closing, the Acquiror shall transfer directly to the Escrow Agent in immediately available funds the Escrow Cash.  The Escrow Cash shall be withheld from the Cash Merger Consideration payable to each Company Shareholder pursuant to Section 1.9(a) in accordance with such Company Shareholder’s Pro Rata Share.  The Escrow Cash shall constitute security solely for the indemnification obligations of the Company Shareholders pursuant to Article VIII, and shall be held in and distributed in accordance with the provisions of the Escrow Agreement.

(b)           Exchange Agent; Exchange Fund.  Prior to the Effective Time, and in any event not less than one (1) Business Day prior to Closing, the Acquiror shall deposit, or cause to be deposited with Wells Fargo Bank, N.A. or such other commercial bank or trust company agreeable to both the Acquiror and the Company (the “Exchange Agent”), (i) certificates representing the shares of Common Stock Merger Consideration, (ii) an amount in cash or immediately available funds equal to the Total Cash Merger Consideration, less the Escrow Cash, and (iii) an amount in cash or immediately available funds sufficient to make payments in lieu of fractional shares in accordance with Section 1.9(d).

(c)           Exchange Procedures for Certificates.

(i)                 As soon as practicable after the Effective Time, the Exchange Agent shall mail to each Company Shareholder to whom the Company has issued Certificates and that has not previously delivered its Certificates, together with a properly completed and duly executed letter of transmittal (the “Letter of Transmittal”), and to any Company Shareholder who is a holder of shares of the Company’s Common Stock as reflected in the stock records of the Company but to whom Certificates have not been issued by the Company (A) a form of Letter of Transmittal, and (B) instructions for use of the Letter of Transmittal in effecting the surrender of Certificates.  The Letter of Transmittal shall be in customary form and shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as the Company or the Acquiror may reasonably specify.

(ii)                As soon as reasonably practicable after the date of delivery to the Company, together with a properly completed and duly executed Letter of Transmittal, (A) the holder of record of such Certificate shall be entitled to receive, at such Company Shareholder’s election, (1) either a check or wire transfer, to an account designated by such Company Shareholder pursuant to the Letter of Transmittal, representing the Cash Merger Consideration amount that such holder has the right to receive pursuant to Section 1.9(a) in respect of such Certificate, less such Company Shareholder’s Pro Rata Share of the Escrow Cash in respect of such Certificate, (2) a stock certificate from the Acquiror evidencing the Common Stock Merger Consideration that such Company Shareholder has the right to receive pursuant to Section 1.9(a) in respect to such Certificate, and (B) such Certificate shall be canceled.

(d)           No Interest.  No interest shall accumulate on any cash payable in connection with the Merger (other than pursuant to the Escrow Agreement).

(e)           Transfers of Ownership.  In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share if the Certificate or uncertificated shares that previously represented such share is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.  If any cash amount payable pursuant to Section 1.9(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to the Company or the Acquiror (or any other agent designated by the Acquiror) any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Acquiror or any agent designated by it that such Tax has been paid or is not payable.

(f)            No Liability.  Notwithstanding anything to the contrary in this Section 1.10, none of the Acquiror, the Surviving Company, or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.11         Certificates Presented After the Effective Time.  If, after the Effective Time, a Certificate is presented to the Surviving Company for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

1.12         Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, the Acquiror shall cause the Company to issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such Merger Consideration as may be required pursuant to Section 1.9(a) in respect of such Certificate; provided, however, that the Acquiror may, in its discretion and as a condition precedent to the Company’s issuance thereof, require the record holder of such Certificate to execute an indemnification agreement as the Acquiror may reasonably direct as indemnity against any claim that may be made against the Acquiror, the Surviving Company and/or any of their respective representatives or agents with respect to such Certificate.

1.13         Tax Consequences.  The parties intend for the Merger to qualify as a “reorganization” pursuant to the provisions of Section 368(a) of the Code.  The parties shall report and file (and cause their affiliates to report and file) their respective U.S. federal income Tax Returns (and state and local Tax Returns where applicable) in all respects and for all purposes consistent with such intent and treatment.

1.14         Withholding Rights.  Each of the Acquiror, the Surviving Company and the Company shall be entitled to deduct and withhold from the Cash Merger Consideration otherwise deliverable under this Agreement to any holder of any shares of Company Common

Stock or any Certificates such amounts as the Acquiror or the Surviving Company are required to deduct and withhold with respect to any such deliveries and payments under the Code or any other provision of federal, state, local or foreign Tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure letter of the Company delivered to the Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), which disclosure shall be subject to Section 9.9, the Company represents and warrants to the Acquiror as follows:

2.1           Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority to own, lease or otherwise hold its properties and to carry on its business as now being conducted and as currently proposed by it to be conducted.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would be material to the Company.

2.2           Subsidiaries.  The Company has never been the Subsidiary of another entity.  Except as set forth on Schedule 2.2-1 of the Company Disclosure Letter, the Company is not a successor, whether by merger, consolidation or otherwise, to any other Person.  Schedule 2.2-2 to the Company Disclosure Letter lists, as of the date hereof, (a) each Company Subsidiary, (b) the number of authorized shares of capital stock or other equity interests of each Company Subsidiary, the number of issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary, the names of the holder(s) thereof, and the number of shares of capital stock or other equity interests held by such holder, and (c) the number of shares of capital stock or other equity interests held in treasury.  Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the corporate power and authority to own, lease or otherwise hold its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted.  Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would be material to such Company Subsidiary or the Company.

2.3           Organizational Documents.

(a)           The Company has furnished or made available to the Acquiror’s representatives complete and correct copies of the articles of incorporation and bylaws of the Company (as amended through the Agreement Date, the “Company Organizational Documents”) and the minute books and stock records of the Company.  The Company is not in violation of any of the provisions of the Company Organizational Documents.  The minute books and stock records of the Company previously furnished or made available to the Acquiror correctly reflect, in all material respects, the corporate actions taken at all meetings of, or by written consents of, directors and shareholders of the Company.

(b)           The Company has furnished or made available to the Acquiror’s representatives true, complete and correct copies of the articles of incorporation, bylaws or other equivalent organizational documents of each Company Subsidiary (as amended through the Agreement Date, the “Company Subsidiary Organizational Documents”).  The Company has provided or made available to the Acquiror’s representatives the minute books and stock records of each Company Subsidiary.  No Company Subsidiary is in violation of any of the provisions of the Company Subsidiary Organizational Documents.  The minute books and stock records of each Company Subsidiary previously furnished or made available to the Acquiror correctly reflect, in all material respects, all corporate actions taken at all meetings of, or by written consents of, directors and shareholders of such Company Subsidiary.

2.4           Authority and Enforceability.

(a)           Subject to the approval of this Agreement by the Company Shareholders, the Company has all necessary corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which the Company is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which the Company is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company Board on or before the Agreement Date.  This Agreement and of the other Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Acquiror and the Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, receivership, conservatorship, arrangement, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           On or prior to the Agreement Date, the Company Board, by resolutions duly adopted by the unanimous vote of the Company Board members present, has (i) approved this Agreement, the Certificate of Merger, the Articles of Merger and the Merger; (ii) determined that this Agreement is advisable and in the best interests of the Company and the Company Shareholders; (iii) directed that this Agreement and the Merger be submitted to the Company Shareholders for consideration; and (iv) recommended that the Company Shareholders approve the adoption of this Agreement.

2.5           Non-Contravention.  Except as otherwise set forth on Schedule 2.5 to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, the execution and delivery of each of the other agreements contemplated hereby to which the Company is or will be a party will not, the consummation of the transactions contemplated hereby and thereby will not, and the performance by the Company of its obligations hereunder and thereunder do not and will not:

(a)           violate the Company Organizational Documents or the Company Subsidiary Organizational Documents; or

(b)           (i) violate any law applicable to the Company or any of the Company Subsidiaries, (ii) assuming the Company Authorizations are obtained, result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or give others a right of termination under, or result in the creation of an Encumbrance on any material property or asset of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or by which it or any of its material properties or assets is bound, except for such violations, breaches, defaults, loss of benefits or Encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.6           Consents and Approvals; Permits.

(a)           Except for (i) the Company Shareholder Approval, (ii) the filing of the Articles of Merger and the Certificate of Merger pursuant to the MBCA and the DLLCA, (iii) the consents, notices and approvals set forth in Schedule 2.6(a) to the Company Disclosure Letter (the “Company Authorizations”), and (iv) such additional consents, notices and approvals, the failure of which to make or obtain would not have a Company Material Adverse Effect, no consents or approvals of any Governmental Entity or any other Person are necessary in connection with the execution and delivery by the Company of this Agreement and each of the other agreements contemplated hereby to which the Company is a party or the consummation by the Company of the Merger or the transactions contemplated by this Agreement and each of the other agreements contemplated hereby to which the Company is a party.

(b)           Schedule 2.6(b) to the Company Disclosure Letter sets forth a list of each Approval from any Governmental Entity (i) pursuant to which the Company or any Company Subsidiary currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation of the Company’s business or the holding of any such interest (all of the foregoing Approvals, collectively, the “Company Permits”), and all of the Company Permits are in full force and effect and the Company is, and at all times has been, in material compliance with the requirements of the Company Permits.  There is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened, regarding, and, to the knowledge of the Company, no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to the Company Permits.  The Company has not received from any Governmental Entity any notification with respect to possible non-compliance with any such Company Permits.

2.7           Capital Structure.

(a)           As of the Agreement Date, the authorized capital stock of the Company consisted solely of 20,000,000 shares of Company Common Stock with a par value of $0.01 per share, of which 5,686,250 shares were issued and outstanding.  The Company has not repurchased any shares of Company Common Stock.  As of the Agreement Date, there are no other issued and outstanding shares of Company Common Stock or other securities of the Company and no commitments of any character, written or oral, or Contracts to issue or sell any shares of Company Common Stock or other securities of the Company, other than pursuant to the exercise of outstanding Company Options and pursuant to the exercise of outstanding Company Warrants.

(b)           Schedule 2.7(b) to the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name and domicile addresses of each Person that is the registered owner as reflected in the stock records of the Company of any shares of Company Common Stock and the number of such shares so owned by such Person.  To the knowledge of the Company, the number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company.  Except as set forth on Schedule 2.7(b) to the Company Disclosure Letter, all issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Company Organizational Documents or any Contract to which the Company is a party or by which the Company is bound, except for Permitted Encumbrances.  There is no liability for dividends accrued and unpaid by the Company.  The Company is not under any contractual obligation to register under the Securities Act any shares of Company Common Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.  The Company shall notify the Acquiror in writing promptly upon obtaining knowledge of any changes, arising after the Agreement Date, in the name and domicile addresses of any Person that is the registered owner of any shares of Company Common Stock and the number of such shares so owned by such Person.

(c)           As of the Agreement Date, the Company has reserved 1,229,375 shares of Company Common Stock for issuance to employees, directors, consultants and independent contractors (consisting of 1,012,500 shares of Company Common Stock reserved for issuance under the Company Option Plan and 216,875 shares of Company Common Stock subject to Company Options not granted under the Company Option Plan).  As of the Agreement Date, there are 842,125 shares subject to outstanding and unexercised Company Options, which consists of 625,250 shares subject to Company Options granted under the Company Option Plan and 216,875 shares subject to Company Options not granted under the Company Option Plan, and 387,250 shares remain available for issuance under the Company Option Plan.  Schedule 2.7(c) to the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, including the relationship of each holder to the Company, the number of shares of Company Common Stock subject to each such Company Option, the number of vested and unvested shares of Company Common Stock subject to each such Company Option, the date of grant, the exercise or vesting schedule, the exercise price per share, the Tax status of such Company Option under Section 422 of the Code, the term of each such Company Option, and whether such Company Option was granted under the Company Option Plan.  As of the Agreement Date, there were outstanding Company Warrants to purchase a total of 102,875 shares of Company Common Stock.  Schedule 2.7(c) to the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the relationship of each holder to the

Company, the number of shares of Company Common Stock subject to each such Company Warrant, the number of vested and unvested shares of Company Common Stock subject to each such Company Warrant, the date of grant, the exercise or vesting schedule, the exercise price per share, and the term of each such Company Warrant.

(d)           All issued and outstanding shares of Company Common Stock were issued in material compliance with all applicable federal and state securities laws and in material compliance with all other applicable Legal Requirements and all material requirements set forth in applicable Contracts.

(e)           No Company Voting Debt is issued or outstanding as of the Agreement Date.

(f)            Except as otherwise set forth in this Section 2.7 or in Schedule 2.7(c) to the Company Disclosure Letter, as of the Agreement Date, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other written commitments or agreements relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company or any Company Subsidiary to issue, transfer, purchase, redeem or otherwise acquire any such securities.  There are no Contracts relating to voting, purchase or sale of any Company Common Stock (i) between or among the Company and any Company Shareholders, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Shareholders.  Other than as set forth on Schedule 2.7(f) to the Company Disclosure Letter, the Company Option Plan and any Contract of any character to which the Company is a party to or by which the Company is bound relating to any Company Options or Company Warrants does not require or otherwise provide for any accelerated vesting of any Company Options or Company Warrants in connection with the Merger or any other transaction contemplated by this Agreement before, upon or following the Merger or otherwise.  True, correct and complete copies of the Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plan have been furnished or made available to the Acquiror, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement the Company Option Plan or such Contracts in any case from those provided or made available to the Acquiror.

2.8           Company Financial Statements.

(a)           The Company has furnished or made available to the Acquiror the audited consolidated financial statements of the Company as of and for the years ended December 31, 2008 and December 31, 2007, and the unaudited consolidated financial statements of the Company as of and for the nine-month period ended September 30, 2009 (including, in each case, balance sheets, statements of operations and statements of cash flows and, in the case of the audited consolidated financial statements of the Company as of and for the years ended December 31, 2008 and December 31, 2007, the report of HLB Tautges Redpath, Ltd.) (collectively, the “Company Financial Statements”), which are included as Schedule 2.8(a) to the Company Disclosure Letter.

(b)           Except as set forth in Schedule 2.8(b) to the Company Disclosure Letter, the Company Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (iv) fairly present, in accordance with GAAP, the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments and the absence of notes).  The Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.  All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP applied on a consistent basis with past periods.

(c)           The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with applicable laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  There has been no change in the Company’s accounting policies, except as described in the Company Financial Statements or as required by GAAP.  Since the Company Balance Sheet Date, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

(d)           Neither the Company nor, to the Company’s knowledge, any current or former employee, consultant or director of the Company, has identified or has received or otherwise had or obtained knowledge of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.  Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of the Company or their internal accounting controls or any material inaccuracy in the Company

Financial Statements.  There have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct of the Company.

(e)           No attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f)            Schedule 2.8(f) to the Company Disclosure Letter lists as of the Agreement Date all indebtedness of the Company and each Company Subsidiary for money borrowed, purchase money indebtedness, capital leases, guarantees of third party indebtedness or similar indebtedness, other than accounts payable incurred by the Company or a Company Subsidiary in the ordinary course of business consistent with past practice (“Company Debt”), including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt.  The Company and each Company Subsidiary is not in default, and has received no notice of default, with respect to the payment of any Company Debt or under the terms or provisions of any agreement or instrument evidencing or securing any Company Debt.

2.9           No Undisclosed Liabilities.  As of the date hereof, there are no Liabilities that are material to the Company and are required to be reflected, reserved for or disclosed under GAAP, other than (i) those set forth or provided for in the balance sheet included in the Company Financial Statements as of September 30, 2009 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since September 30, 2009 (the “Company Balance Sheet Date”) in the ordinary course, consistent with past practice, (iii) those incurred by the Company in connection with this Agreement or the transactions contemplated by this Agreement, (iv) those that do not, individually or in the aggregate, constitute a Company Material Adverse Effect, or (v) those that are described in Schedule 2.9 to the Company Disclosure Letter.

2.10         Absence of Certain Changes.  Except as set forth in Schedule 2.10 to the Company Disclosure Letter, from the Company Balance Sheet Date through the Agreement Date, the Company has conducted its business in the ordinary course, and:

(a)           there has not been any Company Material Adverse Effect;

(b)           except for this Agreement, the Company has not entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material asset of the Company (other than nonexclusive licenses of Company Products granted to its customers in the ordinary course of its business consistent with its past practice or the acquisition, sale, transfer or license of assets in the ordinary course of business consistent with past practice);

(c)           except as required by GAAP, there has not occurred any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any material revaluation by the Company of any of its assets;

(d)           there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in rights, preferences, privileges or restrictions of any of its outstanding securities, and the Company has not effected or approved any split, combination or reclassification of the capital stock of the Company;

(e)           (i) neither the Company nor any Company Subsidiary has entered into, amended, terminated, breached, or waived any of their rights, benefits or claims under, any Company Material Contract, and (ii) there has not occurred any default under any Company Material Contract to which the Company or any Company Subsidiary is a party or by which they are, or any of their assets and properties are, bound, in each case (with respect to (i) and (ii) of this subparagraph (e)) in a manner that would have a Company Material Adverse Effect;

(f)            there has not occurred any amendment to the Company Organizational Documents or the Company Subsidiary Organizational Documents of any Company Subsidiary;

(g)           there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), except as may be required pursuant to a Company Employee Plan, or any termination or modification of any Company Employee Plan, and the Company has not entered into any Contract to grant or provide (nor has it granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(h)           the Company has not made any material payment to, or entered into any Contract with, any director, officer, member, partner, employee or holder of any Company Common Stock or any affiliate of the Company, except as may be required by a Company Employee Plan existing on the Agreement Date or regular payments made in the ordinary course of business consistent with past practice;

(i)            there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Company;

(j)            neither the Company nor any Company Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any material Liability for borrowed money or any material Liability as guaranty or surety with respect to the obligations of any other Person;

(k)           neither the Company nor any Company Subsidiary has paid, discharged, cancelled or waived any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(l)            the Company has not incurred any Liability to its directors, officers or shareholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business consistent with past practice);

(m)          neither the Company nor any Company Subsidiary has deferred, failed to pay or otherwise satisfy any Liability in excess of $10,000.00 in the aggregate of the Company or any Company Subsidiary which is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(n)           neither the Company nor any Company Subsidiary has given any discount, accommodation or other concession or engaged in any other efforts, in each case outside the ordinary course of business consistent with past practice;

(o)           neither the Company nor any Company Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

(p)           there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Company Subsidiary;

(q)           neither the Company nor any Company Subsidiary has sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property other than in the ordinary course of business consistent with past practice, has acquired or licensed from any Person any Intellectual Property, or has sold, disposed of, transferred or provided a copy of the source code for the Company Proprietary Software to any Person;

(r)            the Company has not issued or entered into any Contract to issue additional securities, except as may be required pursuant to the Company Option Plan or the exercise of any Company Options or Company Warrants;

(s)           neither the Company nor any Company Subsidiary has incurred any material Liability, other than a Liability incurred in the ordinary course of business consistent with past practice and Liabilities relating to the negotiation and execution of this Agreement and the transactions contemplated hereby;

(t)            neither the Company nor any Company Subsidiary has entered into any Contract that imposes any restriction on the right or ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any other Person or contains any “most favored nation: or similar provisions;

(u)           neither the Company nor any Company Subsidiary has (i) made or changed any election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, (iv) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity, or (v) surrendered any right to claim a refund of Taxes;

(v)           neither the Company nor any Company Subsidiary has failed to renew, canceled, or amended, any insurance policy; and

(w)          neither the Company nor any Company Subsidiary (as appropriate) has agreed, in writing or otherwise, to do any of the acts described in Sections 2.10(a) through (v).

2.11         Litigation.

(a)           Except as set forth in Schedule 2.11(a) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any, and there are no pending, or to the knowledge of the Company, threatened in writing, any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries, or any of their assets or properties or, to the knowledge of the Company, any of the directors or officers of the Company or any Company Subsidiary (in their capacities as such or relating to their employment with, services to or relationship with the Company or any Company Subsidiary), in each case which would have a Company Material Adverse Effect.

(b)           There is no judgment, decree, injunction or order against or applicable to the Company or any Company Subsidiary, any of their assets or properties, or, to the knowledge of the Company, any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary).

(c)           There is no private or governmental Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby nor, to the knowledge of the Company, is there any reasonable and valid basis for any Person to assert such claim, based on actions or omissions of the Company or any Company Subsidiary.

(d)           Except as set forth in Schedule 2.11(a) and Schedule 2.11(d) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any Proceeding pending against any other Person as of the Agreement Date.

2.12         Compliance with Laws.

(a)           To the Company’s knowledge, the Company and the Company Subsidiaries are in compliance in all material respects with all Legal Requirements.  The Company and the Company Subsidiaries have not received any written notice of any violation of any Legal Requirement with respect to the conduct of their businesses or the ownership or operation of their businesses.

(b)           To the knowledge of the Company, neither the Company nor any Company Subsidiary has, directly or indirectly, participated in or cooperated with an international boycott in violation of, or that would be penalized under, U.S. law, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Government

Official, for the purpose of influencing any act or decision of any such Government Official acting in his or her official capacity or inducing such Government Official to do or omit to do any act in violation of his or her lawful duty, or inducing such Government Official to use his or her influence with any non-U.S. Governmental Entity to affect or influence any act or decision of such non- U.S. Governmental Entity, in order to assist the Company or any Company Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.  For purposes of this Agreement, the term “Government Official” means (i) any officer or employee of (a) any non-U.S. Governmental Entity, (b) public international organization, or (c) any non-U.S. political party, and (ii) any candidate for non-U.S. political office.

(c)           Neither the Company nor any Company Subsidiary has received any written notice of or, to the knowledge of the Company, any other communication regarding (A) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization.  None of the Company Authorizations will be terminated or impaired, or will become terminable as a result of the consummation of the transactions contemplated by this Agreement.

2.13         Material Contracts.

(a)           Except for those agreements and other documents set forth in Schedule 2.13(a) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, bound by or subject to:

(i)                 any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii)                any Contract that restricts in any material respect the conduct of business by the Company or any of the Company Subsidiaries or its or their ability to compete in any line of business, market or geographic area;

(iii)               any Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such individual Contract more than $250,000.00 annually by or to the Company;

(iv)               other than the documents evidencing the Company Debt, any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)                any Contract granting any exclusive rights with respect to the Company Products or Company Intellectual Property of any type or scope to any Person;

(vi)               any Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(vii)              any license, sublicense or other Contract to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property, other than “shrink wrap” and similar generally available commercial end-user licenses to Software that is not redistributed with or material to the development or provision of the Company Products;

(viii)             any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any material Company Intellectual Property Rights or pursuant to which the Company agrees to encumber or transfer ownership of any Company Intellectual Property Rights;

(ix)               any Contract providing for the development of any Software, content, technology or Intellectual Property, independently or jointly, by or for the Company;

(x)                any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of the Company, other than customary licenses to produce backup copies pursuant to the terms of the Company’s standard forms of agreement;

(xi)               any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xii)              any Contract concerning a joint venture or partnership;

(xiii)             any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Company, other than (A) agreements or Contracts substantially similar to the Company’s Master Services Agreement, a copy of which has been provided by the Company to the Acquiror, or (B) agreements or Contracts with the Company’s customers entered into in the ordinary course of business;

(xiv)             any Contract for the employment of any director, officer, employee, consultant or independent contractor of the Company or any other type of Contract with any director, officer, employee, consultant or independent contractor of the Company that involves the payment by the Company in excess of $25,000.00 in the aggregate, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xv)              any Contract with any labor union or collective bargaining agreement or similar contract with its employees;

(xvi)             any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xvii)            any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation,

purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xviii)           any Contract with any Governmental Entity;

(xix)              any confidentiality, secrecy or non-disclosure Contract other than (A) any such Contract entered into with employees, developers and customers in the ordinary course of business, and (B) the Confidentiality Agreements;

(xx)               any settlement agreement, the performance of which will involve payment by the Company in excess of $25,000.00 or impose monitoring or reporting obligations on the Company outside of the ordinary course of business;

(xxi)              any Contract under which the Company or any Company Subsidiary has loaned or advanced to any Person amounts in the aggregate exceeding $10,000.00 (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice); or

(xxii)             any Contract relating to insurance of the Company (other than those policies identified in Schedule 2.20(a) to the Company Disclosure Letter).

Each Contract of the type described in this Section 2.13(a) is referred to herein as a “Company Material Contract.”  True and complete copies of each Company Material Contract in existence on the Agreement Date, together with all material written amendments and supplements thereto, have been furnished or made available to the Acquiror before the Agreement Date.

(b)           All Company Material Contracts are in written form.  With respect to each Company Material Contract:  (i) it is legal, valid, binding, enforceable and in full force and effect; (ii) it will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default of, or permit termination, modification, or acceleration under, the Company Material Contract, including, without limitation, any “most favored nation” or similar clauses set forth in a Company Material Contract; and (iv) no party has repudiated any provision of the Company Material Contract.

2.14         Assets and Properties.

(a)           Schedule 2.14(a) to the Company Disclosure Letter identifies each parcel of real property owned, leased, occupied or otherwise used by the Company or any Company Subsidiary as of the Agreement Date (the “Company Real Estate”).  As of the Agreement Date, there are no facts known to the Company that materially and adversely affect the Company’s current possession, use or occupancy of the Company Real Estate.  To the knowledge of the Company, all utilities serving the Company Real Estate are installed and operating and are sufficient to enable the Company Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid.  RVBC has good and marketable title to the Company Real Estate owned by it, and, pursuant and subject to the Company Leases, the Company has valid leasehold interests in the Company Real Estate which afford the Company valid leasehold possession of the Company Real Estate free and clear of all Encumbrances, except for, in each case, (i) Permitted Encumbrances, (ii) the Encumbrances described on Schedule 2.14(a) to the Disclosure Schedule, and (iii) all other Encumbrances, matters, terms and conditions set forth in the Company Leases.  To the knowledge of the Company, none of the Company Real Estate is subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, are any such proceedings threatened.  The Company has heretofore provided or made available to the Acquiror true, correct and complete copies of all leases, subleases and other agreements in the Company’s records (collectively, the “Company Leases”) under which the Company or any Company Subsidiary uses or occupies, or has the right to use or occupy, now or in the future, the Company Real Estate including all modifications, amendments and supplements thereto.

(b)           The tangible property of the Company that is used in the operations of its business, including the Company Real Estate, is (i) in good operating condition and repair, subject to normal wear and tear, and (ii) not obsolete, dangerous or, to the knowledge of the Company, in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.  All tangible property used in the operations of the Company, including the Company Real Estate, is reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

(c)           Schedule 2.14(c) to the Company Disclosure Letter sets forth a list of each tangible asset and item of personal property of the Company (other than the Company Real Estate) with an assessed value in excess of $2,500.00 that is otherwise material to the business of the Company, as of the Agreement Date, together with a brief description.

(d)           The Company has good and valid title to all of its personal property reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except interests in personal property sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to personal property, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the personal property that is the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the personal property subject thereto or affected thereby, or otherwise impair business operations of the Company, (c) the rights of landlords or lessors under such leasehold interests, and (d) Encumbrances securing indebtedness that is reflected on the Company Balance Sheet.

2.15         Intellectual Property.

(a)           Schedule 2.15(a)-1 to the Company Disclosure Letter contains as of the Agreement Date an accurate and complete list and description (including a name, product description, version level, and language in which it is written) of all Company Proprietary Software.  Schedule 2.15(a)-2 to the Company Disclosure Letter contains an accurate and complete list and description (including a name, product description and version level) of all Third Party Software.

(b)           Schedule 2.15(b) to the Company Disclosure Letter contains as of the Agreement Date an accurate and complete list of (i) all Intellectual Property Rights that constitute Company Intellectual Property (whether owned jointly or exclusively by the Company), (ii) each jurisdiction in which such Intellectual Property Rights have been registered or filed and the applicable registration or serial number, and (iii) any other Person that has an ownership interest in such Intellectual Property Rights and the nature of such ownership interest.

(c)           The Company owns all Company Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances and non-exclusive licenses).  No Person has any ownership interest in any Company Intellectual Property (including any interest or right in any derivations thereof, whether or not developed as of the Closing Date), including the right to royalty payments based on the Company’s or its customers’ license, sale or use of the Company Products.  The Company has not received any written notice or claims challenging the Company’s exclusive ownership of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property.

(d)           The Company Intellectual Property, together with the Third Party Intellectual Property, constitutes all of the Intellectual Property necessary to operate the Company’s business as currently conducted, including all Intellectual Property embodied in the Company Products.  The Company has all rights in and to the Third Party Intellectual Property reasonably necessary to operate the Company’s business as currently conducted.

(e)           To the knowledge of the Company, the Company has not infringed, misappropriated, or otherwise violated (collectively, “Infringed”), and is not Infringing, any Intellectual Property Right of any Person, and no claim of such Infringement is pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, any Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company for such Infringement.  To the knowledge of the Company, no Company Intellectual Property is subject to any Proceeding or subject to any outstanding order (in each case involving the Company) that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of the Company Intellectual Property.

(f)            To the knowledge of the Company, no Person has Infringed, or is Infringing, any of the Intellectual Property Rights applicable to the Company Intellectual Property.

(g)           The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of all material proprietary information that the Company holds or purports to hold as a trade secret.

(h)           To the knowledge of the Company, all Company Intellectual Property is valid and enforceable.  Each item of Company Intellectual Property that is Registered Intellectual Property was applied for, registered and/or filed, as applicable, in compliance in all material respects with all Legal Requirements, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution or registration of such item of Company Intellectual Property in full force and effect have been made by the applicable deadline for such application, prosecution or registration.  No application related to such Registered Intellectual Property has been abandoned, allowed to lapse, or rejected.  Schedule 2.15(h) to the Company Disclosure Letter identifies and describes each filing, payment, and action that must be made or taken by the Company or their agents on or before the date that is 90 days after the Closing Date in order to maintain the application, prosecution, or registration of each item of Company Intellectual Property that is Registered Intellectual Property in full force and effect (other than actions required because of the acts of third parties about which the Company has no knowledge as of the Agreement Date).

(i)            The Company maintains (i) machine-readable copies of the Company Proprietary Software and (ii) reasonably complete technical documentation or user manuals for all releases or versions of the Company Proprietary Software currently in use by the Company, currently made available for distribution to the Company customers, or currently supported by the Company.  Such machine-readable copies conform to the corresponding source code listing in all material respects.  The Company possesses (x) machine-readable copies of the Third Party Software and (y) reasonably complete technical documentation or user manuals for all releases or versions of the Third Party Software currently in use by the Company or currently made available for distribution to the Company’s customers.

(j)            Except as set forth in Schedule 2.15(j) to the Company Disclosure Letter, the Company Proprietary Software and, to the knowledge of the Company, any Third Party Software that is incorporated in or distributed by the Company in connection with any Company Products, does not contain any Harmful Code, and does not contain and is not in any manner derived from any Publicly Available Software.  The Company has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Proprietary Software to any escrow agent or other Person other than those Persons identified on Schedule 2.15(j) to the Company Disclosure Letter.  To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to result in the delivery, license, or disclosure of any source code for any Company Proprietary Software to any other Person.

(k)           To the knowledge of the Company, there are no material technical problems with any Company Proprietary Software that materially and adversely affect the performance of such Company Proprietary Software or that cause such Company Proprietary Software to fail to substantially conform to their written specifications other than software errors, bugs and/or glitches that may be remedied in the ordinary course of the Company’s business.

(l)            Schedule 2.15(1) to the Company Disclosure Letter identifies as of the Agreement Date all Persons, including employees, agents, consultants and contractors, who have contributed source code that is included in the Company Proprietary Software (including any Intellectual Property Rights embodied therein) or any Company Intellectual Property that is Registered Intellectual Property, except for such Persons who have executed:

(i)                 a nondisclosure agreement applicable to the Company’s confidential information to which the Company is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with Company); and

(ii)                written agreements of assignment in favor of the Company as assignee that convey to the Company, to the extent permissible under law, exclusive ownership of all Intellectual Property developed for the Company by such Persons either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such an assignment agreement with Company).

(m)          Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will trigger any provision of any Contract to which the Company is a party that will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Encumbrance on, any Company Intellectual Property or, to the knowledge of the Company, Third Party Intellectual Property; (ii) a breach of, or termination or other right arising under, any Company Material Contract; (iii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property.

2.16         Environmental Matters.  (a) All Hazardous Materials and wastes of the Company and the Company Subsidiaries have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (b) neither the Company nor any Company Subsidiary has received any written notice of any noncompliance of the Company Real Estate or its past or present ownership or operations with Environmental and Safety Laws; (c) no notices, administrative actions or suits are pending or, to the Company’s knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Company Subsidiary; (d) neither the Company nor any Company Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring before the Closing Date; (e) to the knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Company Real Estate that could give rise to any liability under any Environmental and Safety Law; (f) to the knowledge of the Company, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Company Real Estate, including treatment or storage tanks, sumps, or water, gas or oil wells; (g) the uses and activities of the Company and the Company Subsidiaries of the Company Real Estate have at all times materially complied with all Environmental and Safety Laws; and (h) to the knowledge of the Company, there have not been in the past, and are not now, any events, conditions, circumstances, activities, practices, incidents, actions or plans which could give rise to any common law or legal liability, or otherwise form the basis for any claim, action, suit, proceeding, hearing or investigation against the Company or any Company Subsidiary, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by the Company or any Company Subsidiary.  The

Company has furnished to the Acquiror any and all material environmental audits and reports and other material environmental documents relating to the Company Real Estate which are in the Company’s possession or custody or under its reasonable control.

2.17         Taxes.

(a)           The Company and the Company Subsidiaries have timely filed federal income Tax Returns and all other material income Tax Returns required to have been filed by them and have timely paid all material Taxes that were required to be paid by them (whether or not shown as due on any Tax Returns).  All such Tax Returns were complete and accurate in all material respects and have been prepared in compliance in all material respects with all applicable Legal Requirements.  The Company has delivered or made available to the Acquiror complete copies of (i) all federal income and all other material income Tax Returns filed by the Company for tax periods beginning on or after January 1, 2002, and (ii) any and all examination reports of any Taxing Authority received by the Company on or after January 1, 2002, and (iii) statements of deficiencies with respect to Taxes of the Company or any Company Subsidiary assessed against or agreed to by the Company or any Company Subsidiary after January 1, 2002.  Neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries. Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2, Forms 1099, and all other applicable forms (if any) required with respect thereto have been properly completed and timely filed.

(b)           The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Company Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between acquired value and current accumulated depreciation and Tax income) set forth on the face of the Company Balance Sheet and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.

(c)           There is (i) no written claim for Taxes being asserted against the Company or any Company Subsidiary that has resulted in or will result in a lien against the property of the Company or any Company Subsidiary, other than liens for Taxes not yet due and payable, (ii) no audit of, or controversy associated with, any Tax Return of the Company or any Company Subsidiary being conducted by a Tax Authority, (iii) no waiver or extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Company Subsidiary currently in effect, and (iv) no written ruling related to Taxes or any written agreement with a Tax Authority relating to Taxes.  No written claim has ever been received by the Company or any Company Subsidiary from any Tax Authority in a jurisdiction where the Company or such Company Subsidiary, as applicable, does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction.

(d)           Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and neither the Company nor any Company Subsidiary has Liability or potential Liability to another party under any such agreement, whether as a transferee or successor or otherwise.

(e)           Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of federal, state, local or foreign Tax law.

(f)            Neither the Company nor any Company Subsidiary is or has ever been a member of any consolidated, affiliated, unitary or aggregate group for Tax purposes, other than a group of which the common parent is or was the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has Liability under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of federal, state, local or foreign Tax law), as a transferee or successor, pursuant to any contractual obligation, as a result of any express or implied obligation to assume Liability for Taxes from, or indemnify, another Person, or otherwise for any Taxes of any Person or entity other than the Company or a Company Subsidiary.

(g)           Neither the Company nor any Company Subsidiary has distributed stock of another entity, and neither the Company nor any Company Subsidiary has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(h)           Neither the Company nor any Company Subsidiary has executed or filed with any Tax Authority any power of attorney (other than powers of attorney authorizing employees of the Company or any Company Subsidiary to act on behalf of the Company or such Company Subsidiary) with respect to any Taxes of the Company or any Company Subsidiary.

(i)            The Company is not aware of any facts and will not take any action that would cause the Merger to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)            Schedule 2.17(j) of the Company Disclosure Letter lists all federal, state, local, and non-U.S. Tax Returns filed with respect to the Company or any of the Company Subsidiaries for taxable periods beginning on or after January 1, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(k)           Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)            Except as set forth in Schedule 2.17(l) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                 change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)               intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv)               installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                prepaid amount received on or prior to the Closing Date.

2.18         Employee Benefit Plans and Employee Matters.

(a)           Schedule 2.18(a) to the Company Disclosure Letter lists, with respect to the Company and any ERISA Affiliate of the Company, each of the Company Employee Plans.

(b)           The Company has provided or made available to the Acquiror a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to the Acquiror true, correct and complete copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter before the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Company has also provided or made available to the Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

(c)           None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.  There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate of the Company has performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  Neither the Company nor any ERISA Affiliate of the Company is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company or any ERISA Affiliate of the Company to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date).  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and applicable Legal Requirements, without Liability to the Acquiror or the Surviving Company (other than ordinary administrative expenses typically incurred in a termination event).  No suit, administrative proceeding, action or other litigation has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d)           Neither the Company nor any current or former ERISA Affiliate of the Company currently maintains, sponsors, participates in, has liability under, or contributes to, or has ever maintained, established, sponsored, participated in, had liability under, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or any “multiple employer plan,” as such term is defined in Section 413(c) of the Code.

(e)           Except as set forth in Schedule 2.18(e) to the Company Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service as a consequence thereof will, individually or together with the occurrence of some other event, (i) result in any material payment (including severance, golden parachute, or bonus or otherwise) becoming due to any Person who is employed or retained by the Company, except for unemployment compensation or similar payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person who is employed or retained by the Company, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by the Company to any Person.

(f)            Except as set forth in Schedule 2.18(f) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary maintains or contributes to any material compensation and benefit plan under the law or applicable custom or rule of a relevant jurisdiction outside of the United States (a “Foreign Plan”).

(g)           The Company and each Company Subsidiary are in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except for such instances of noncompliance which would not have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Schedule 2.18(g) to the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, except for such controversies which would not have a Company Material Adverse Effect.

(h)           The Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet, (ii) pursuant to Contracts disclosed on Schedule 2.18(g) to the Company Disclosure Letter, and (iii) which would not have, individually in the aggregate, a Company Material Adverse Effect.  As of the Agreement Date, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary.  As of the Agreement Date, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened in writing which could reasonably be expected to interfere with the business activities of the Company or any Company Subsidiary.  As of the Agreement Date, there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened in writing.

(i)            To the knowledge of the Company, no employee of the Company is in violation of any material term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.  Except as set forth in Schedule 2.18(i) to the Company Disclosure Letter, the employment of each of the employees of the Company is “at will” (except for non-U.S. employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept).

(j)            The Company has furnished or made available to the Acquiror a true, correct and complete list of the names, positions, rates of compensation, severance rights and other compensation of all officers, directors, and key employees of the Company, showing each such Person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.

(k)           The Company has furnished or made available to the Acquiror a true, correct and complete list of all of its current key consultants, key advisory board members and key independent contractors and for each the initial date of the engagement.

(l)            The Company has furnished or made available to the Acquiror true, correct and complete copies of each of the following: all material employment agreements and severance agreements between the Company and its employees, consultants, advisory board members and independent contractors; all material agreements between the Company and its current consultants, advisory board members and independent contractors; all forms of confidentiality, non-competition or inventions agreements between the Company and its current employees, consultants, advisory board members and independent contractors; the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company; summary of Liability for termination payments to current and former directors, officers and employees of the Company; and a schedule of bonus commitments made to employees of the Company.  All of the Company’s current and past employees, consultants, advisory board members and independent contractors have signed confidentiality, non-competition and inventions agreements in the forms furnished or made available by the Company to the Acquiror.

(m)          The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law.  In the past two years, except as set forth on Schedule 2.18(m) to the Company Disclosure Letter, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.  The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period before the Agreement Date.

(n)           No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company under Code Section 280G or Section 4999; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(o)           All Company Options have been duly authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms.  No Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively.

2.19         Interested Party Transactions.  Except as set forth in Schedule 2.19 to the Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees or shareholders of the Company, nor any immediate family member of an officer, director, employee or shareholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company.  None of said Persons is a party to, or, to the knowledge of the Company, otherwise interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound or affected, except for normal compensation for services as an officer, director or employee thereof.  None of said Persons has any claim, charge, action or cause of action against the Company, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued salary and bonus or accrued benefits under the Company Employee Plans existing on the Agreement Date.  None of said Persons owes any money to the Company.  To the knowledge of the Company, none of said Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of shareholders under applicable Legal Requirements.

2.20         Insurance.

(a)           Schedule 2.20(a) to the Company Disclosure Letter contains a true and complete list of all Company insurance policies and bonds currently in effect.  Schedule 2.20(a) to the Company Disclosure Letter also sets forth the name and address of the insurer under each such policy and bond, the type of policy or bond, the expiration date thereof, the annual premiums and payment terms thereof, the coverage amount thereunder and any applicable deductible and any other material provisions as of the Agreement Date, the losses incurred thereunder, as well as all claims made, including outstanding claims, under such policies and bonds.  The Company has furnished or made available to the Acquiror true, correct and complete copies of all such policies of insurance and bonds set forth on Schedule 2.20(a).

(b)           There is no claim pending as of the Agreement Date under any of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  The insurance coverage provided by the policies and bonds described in Schedule 2.20(a) will not terminate or lapse by reason of any of the consummation of the transactions contemplated by this Agreement.  Such policies are sufficient for the material compliance with all Legal Requirements and all Company Material Contracts.

2.21         Export Control Laws.  The Company has had no export transactions that would be subject to United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

2.22         Customers and Suppliers.

(a)           Schedule 2.22(a) to the Company Disclosure Letter sets forth an accurate list of the revenues generated from each of the customers and distributors of the Company representing at least 10% of the Company’s revenues for each of the year-ended December 31, 2008 and the nine months ended September 30, 2009 (“Significant Customers”) and identifies each Significant Customer.  The Company has no outstanding material disputes concerning its products and/or services with any Significant Customer.  The Company has no knowledge (i) of any material dissatisfaction on the part of any Significant Customer, (ii) that any Significant Customer intends to cease or materially diminish the use of the Company Products and/or services, or (iii) of any fact or circumstance that could reasonably be expected to cause any Significant Customer to cease or materially diminish the use of the Company Products and/or services in the foreseeable future.

(b)           Schedule 2.22(b) to the Company Disclosure Letter sets forth an accurate list of each supplier of the Company who, for the year-ended December 31, 2008 and the nine months ended September 30, 2009, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable (each, a “Significant Supplier”).  The Company has no outstanding material disputes concerning products and/or services provided by any Significant Supplier.  The Company has no knowledge (i) of any material dissatisfaction on the part of any Significant Supplier, (ii) that any Significant Supplier intends to cease or materially diminish the provision of products and/or services to the Company, or (iii) of any fact or circumstance that could reasonably be expected to cause any Significant Supplier to cease or materially diminish the provision of products and/or services to the Company in the foreseeable future.

2.23         Accounts Receivable.  All accounts receivable of the Company and the Company Subsidiaries (i) are reflected properly on the Company’s books and records; (ii) to the Company’s knowledge, are valid receivables subject to no setoffs or counterclaims; (iii) are current and collectible; and (iv) will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Company Balance Sheet.

2.24         Warranty and Related Matters.  Except as set forth in Schedule 2.24 to the Company Disclosure Letter, neither the Company nor any Company Subsidiary has given or made any warranties to Third Parties with respect to any products rented or sold by it, except for the warranties imposed by the provisions of the licenses and applicable commercial codes.  Except as set forth in Schedule 2.24 to the Company Disclosure Letter, as of the Agreement Date, there were no existing or, to the knowledge of the Company, threatened, warranty claims against the Company or any Company Subsidiary alleging that any products or services of the Company are defective or fail to meet any product or service warranties other than such claims which would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.25         Opinion of Financial Advisor.  The Company has received a written opinion of Feltl and Company (the “Company Financial Advisor”), dated as of the Agreement Date, that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Company Shareholders.  Other than the Company Financial Advisor, the Company is not obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND THE SUB

Except as disclosed in the disclosure letter of the Acquiror delivered to the Company concurrently with the parties’ execution of this Agreement (the “Acquiror Disclosure Letter,” which disclosure shall be subject to Section 9.9), the Acquiror represents and warrants to the Company solely as follows:

3.1           Organization, Standing and Power; Subsidiaries.  The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease or otherwise hold its properties and to carry on its business as now being conducted and as currently proposed by it to be conducted.  The Acquiror is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing would be material to the Acquiror.  Other than the Sub, the Acquiror has no Subsidiaries.

3.2           Organizational Documents.

(a)           The Acquiror has furnished or made available to the Company’s representatives complete and correct copies of the Acquiror Organizational Documents and the minute books and stock records of the Acquiror.  The Acquiror is not in violation of any of the provisions of the Acquiror Organizational Documents.  The minute books and stock records of the Acquiror previously furnished or made available to the Company correctly reflect, in all material respects, the corporate actions taken at all meetings of, or by written consents of, directors and stockholders of the Acquiror.

(b)           The Acquiror has furnished or made available to the Company’s representatives true, complete and correct copies of the certificate of formation, limited liability company agreement, or other equivalent organizational documents of the Sub (as amended through the Agreement Date, the “Sub Organizational Documents”).  The Acquiror has provided or made available to the Company’s representatives the minute books and equity records of the Sub.  The Sub is not in violation of any of the provisions of the Sub Organizational Documents.  The minute books and equity records of the Sub previously furnished or made available to the Company correctly reflect, in all material respects, all limited liability company actions taken at all meetings of, or by written consents of, directors and members of the Sub since its formation.

3.3           Authority and Enforceability.  Each of the Acquiror and the Sub has all necessary corporate or limited liability company power and authority to enter into this Agreement, each of the other Transaction Documents to which the Acquiror or the Sub is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by the Acquiror and the Sub, each of the other Transaction Documents to which the Acquiror or the Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Acquiror Board.  The members of the Sub have duly approved this the Merger, this Agreement, and the transactions contemplated hereby.  This Agreement and each of the other Transaction Documents to which the Acquiror or Sub is or will be a party has been duly executed and delivered by each of the Acquiror and the Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of the Acquiror and the Sub enforceable against the Acquiror and the Sub, respectively, in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, receivership, conservatorship, arrangement, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, whether considered in a proceeding in equity or at law.

3.4           Non-Contravention.  Except as otherwise set forth in Schedule 3.4 to the Acquiror Disclosure Letter, the execution and delivery of this Agreement by the Acquiror and the Sub does not, and the consummation of the Merger and the transactions contemplated this Agreement will not:

(a)           violate the Acquiror Organizational Documents or the Sub Organizational Documents;

(b)           (i) violate any law applicable to the Acquiror or the Sub, or (ii) assuming the Acquiror Authorizations are duly obtained, result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or give others a right of termination under, or result in the creation of an Encumbrance on any property or asset of the Acquiror or the Sub under, any of the terms, conditions or provisions of any Acquiror Material Contract to which the Acquiror or the Sub is a party or by which it or any of their properties or assets is bound, except for such violations, breaches, defaults, loss of benefits or Encumbrances which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

3.5           Consents; Approvals; Permits.

(a)           Except for (i) the filing of the Articles of Merger and the Certificate of Merger pursuant to the MBCA and the DLLCA, (ii) the consents, notices and approvals set forth in Schedule 3.5 to the Acquiror Disclosure Letter (the “Acquiror Authorizations”), and (iii) such additional consents, notices and approvals, the failure of which to make or obtain would not have an Acquiror Material Adverse Effect, no consents or approvals of any Governmental Entity or any other Person are necessary in connection with the execution and delivery by the Acquiror and the Sub of this Agreement and each of the other agreements contemplated hereby to which the Acquiror or the Sub is a party, as the case may be, or the consummation by the Acquiror and the Sub of the Merger or the transactions contemplated by this Agreement and each of the other agreements contemplated hereby to which the Acquiror or the Sub is a party, as the case may be.

(b)           Schedule 3.5(b) to the Acquiror Disclosure Letter sets forth a list of each Approval from any Governmental Entity (i) pursuant to which Acquiror currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation of the Acquiror’s business or the holding of any such interest (all of the foregoing Approvals, collectively, the “Acquiror Permits”), and all of the Acquiror Permits are in full force and effect and the Acquiror is, and at all times has been, in material compliance with the requirements of the Acquiror Permits.  There is no action, proceeding or investigation pending or, to the knowledge of the Acquiror, threatened, regarding, and, to the knowledge of the Acquiror, no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine, with respect to the Acquiror Permits.  The Acquiror has not received from any Governmental Entity any notification with respect to possible non-compliance with any such Acquiror Permits.

3.6           Capital Structure.

(a)           As of the Agreement Date, the authorized capital stock of the Acquiror consisted solely of 28,000,000 shares, consisting of 18,000,000 shares of Acquiror Common Stock and 10,000,000 shares of Acquiror Preferred Stock.  As of the Agreement Date, there were issued and outstanding an aggregate of 9,181,497 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock.  All issued and outstanding shares of Acquiror Common Stock are validly issued, fully paid and non-assessable.  As of the Agreement Date, there were no other issued and outstanding shares of Acquiror Common Stock and no outstanding commitments of any character, written or oral, or Contracts to purchase or issue Acquiror Common Stock from the Acquiror other than pursuant to this Agreement or the exercise of outstanding Acquiror Options and Acquiror Warrants.  Upon the issuance of shares of the Common Stock Merger Consideration to Company Shareholders as contemplated by this Agreement, such shares, when issued, will be validly issued, fully paid and non-assessable, and will be free and clear of all Encumbrances, except any Encumbrances existing by or with respect to the Company Shareholders or their property.

(b)           As of the Agreement Date, the Acquiror had reserved a total of 1,113,020 shares of Acquiror Common Stock for issuance to employees, directors, consultants and independent contractors under the Acquiror Incentive Plan, of which 88,769 shares were subject to outstanding and unexercised Acquiror Options and 1,064,020 shares remained available for issuance thereunder.  As of the Agreement Date, the Acquiror had reserved a total of 39,769 shares of Acquiror Common Stock under the Acquiror Stock Plans, all of which were subject to outstanding and unexercised Acquiror Options, and no shares of Acquiror Common Stock remained available for issuance under the Acquiror Stock Plans.  As of the Agreement Date, there were outstanding Acquiror Warrants to purchase a total of 581,044 shares of Acquiror Common Stock.

(c)           All issued and outstanding shares of Acquiror Common Stock were issued in material compliance with all applicable federal and state securities laws and in material compliance with all other applicable Legal Requirements and all material requirements set forth in applicable Contracts.

(d)           No Acquiror Voting Debt is issued or outstanding as of the Agreement Date.

(e)           Other than set forth on Schedule 3.6(e) to the Company Disclosure Letter, as of the Agreement Date, no person has any right to acquire any shares of Acquiror Common

Stock or any options, warrants or other rights to purchase shares of Acquiror Common Stock or other securities of the Acquiror from the Acquiror.

(f)            Except as described in Schedule 3.6(e) or Schedule 3.6(f) to the Acquiror Disclosure Letter, and other than this Agreement, as of the Agreement Date, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other written commitments or agreements relating to the issued or unissued capital stock or other securities of the Acquiror to which the Acquiror is a party or by which it is bound, or otherwise obligating the Acquiror or the Sub to issue, transfer, purchase, redeem or otherwise acquire any such securities.  There are no Contracts relating to voting, purchase or sale of any Acquiror Common Stock (i) between or among the Acquiror and any Acquiror Stockholders, other than written Contracts granting the Acquiror the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Acquiror, between or among any of the Company Shareholders.  Other than as set forth on Schedule 3.6(f) to the Acquiror Disclosure Letter, the Acquiror Incentive Plan and any Contract of any character to which the Acquiror is a party to or by which the Acquiror is bound relating to any options or warrants to purchase shares of Acquiror Common Stock requires or otherwise provides for any accelerated vesting of any such options or warrants in connection with the Merger or any other transaction contemplated by this Agreement before, upon or following the Merger or otherwise.  True, correct and complete copies of the Acquiror Incentive Plan, all agreements and instruments relating to or issued under the Acquiror Incentive Plan have been furnished or made available to the Company, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement the Acquiror Option Plan or such Contracts in any case from those provided or made available to the Company.

3.7           SEC Filings.

(a)           The Acquiror has, on a timely basis, filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2006.  Schedule 3.7 to the Acquiror Disclosure Letter lists, and the Acquiror has delivered to the Company, copies in the form filed with the SEC of all of the following, except to the extent available on the SEC’s web site through EDGAR, prior to the Agreement Date:

(i)            The Acquiror’s Annual Reports on Form 10-K, as amended, for each fiscal year of the Acquiror beginning since January 1, 2006;

(ii)           The Acquiror’s Quarterly Reports on Form 10-Q, as amended, for each of the first three fiscal quarters in each of the fiscal years of the Acquiror referred to in subsection (a) above;

(iii)          all proxy statements relating to the Acquiror’s meetings of stockholders (whether annual or special) held, and any and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in subsection (a) above;

(iv)          The Acquiror’s Current Reports on Form 8-K, as amended, filed since the beginning of the first fiscal year referred to in subsection (a) above;

(v)           all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.7) filed by the Acquiror with the SEC since the beginning of the first fiscal year referred to in subsection (a) above (the forms, reports, registration statements and other documents referred to in Sections 3.7(a)(i) through (iv) above and this Section 3.7(a)(v), whether or not available through EDGAR, are, collectively, the “SEC Filings”); and

(vi)          all certifications and statements required by (x) Section 302 of the Sarbanes-Oxley Act of 2002, (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in subsections (a)(i) through (v) above (collectively, the “Acquiror Certifications”).

(b)           The SEC Filings (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Acquiror Certifications are each true and correct.  The Acquiror has established and maintains internal controls over financial reporting as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.  The Acquiror has disclosed, based on its most recent evaluation prior to the Agreement date, to the Acquiror’s auditors and the audit committee of the Acquiror Board, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are likely to adversely affect the Acquiror’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in the Acquiror’s internal controls over financial reporting.

(c)           As of the Agreement Date, the Acquiror has not identified any material weakness in internal controls, and is not aware of any facts or circumstances that would prevent its Chief Executive Officer and Chief Financial Officer from giving the Acquiror Certifications, without qualification, when next due.

(d)           The Acquiror maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such controls and procedures are effective to ensure that all material information concerning the Acquiror is made known on a timely basis to the individuals responsible for the preparation of the Acquiror’s filings with the SEC and other public disclosure documents.

(e)           The Acquiror has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, and has promptly disclosed in its SEC Filings any change in or waiver of such code of ethics.  There have been no violations of any of the provisions of such code of ethics.

(f)            To the Acquiror’s knowledge, none of the SEC Filings is the subject of an ongoing SEC inquiry or review or outstanding SEC comment.

3.8           Acquiror Financial Statements.

(a)           The Acquiror has furnished or made available to the Acquiror the audited consolidated financial statements of the Acquiror as of and for the years ended December 31, 2008 and December 31, 2007 (which are included in Acquiror’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC) and the unaudited consolidated financial statements of the Acquiror as of and for the nine-month period ended September 30, 2009 (which are included in the Acquiror’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC and the consolidated balance sheet included in such Quarterly Report, the “Acquiror Balance Sheet”) (including, in each case, balance sheets, statements of operations and statements of cash flows and, in the case of the audited consolidated financial statements of the Acquiror as of and for the years ended December 31, 2008 and December 31, 2007, the report of PricewaterhouseCoopers LLP) (collectively, the “Acquiror Financial Statements”).

(b)           The Acquiror Financial Statements (i) have been prepared from the books and records of the Acquiror, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (iv) fairly present, in accordance with GAAP, the consolidated financial condition of the Acquiror at the dates therein indicated and the consolidated results of operations and cash flows of the Acquiror for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments and the absence of notes).  Except for Liabilities reflected in the Acquiror Financial Statements, the Acquiror has no off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Acquiror.  All reserves that are set forth in or reflected in the Acquiror Balance Sheet have been established in accordance with GAAP applied on a consistent basis with past periods.

(c)           The books of account and other financial records of the Acquiror have been kept accurately in the ordinary course of business consistent with applicable laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Acquiror have been properly recorded therein in all material respects.  The Acquiror has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquiror are being executed and made only in accordance with appropriate authorizations of management and the Acquiror Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquiror, (iv) that the amount recorded for assets on the books and records of the Acquiror is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  There has been no change in the Acquiror’s accounting policies, except as described in the Acquiror Financial Statements or as required by GAAP.  Since September 30, 2009, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Acquiror.

(d)           Neither the Acquiror nor, to the Acquiror’s knowledge, any current or former employee, consultant or director of the Acquiror, has identified or has received or otherwise had or obtained knowledge of any fraud, whether or not material, that involves the Acquiror’s management or other current or former employees, consultants or directors of the Acquiror who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquiror, or any claim or allegation regarding any of the foregoing.  Neither the Acquiror nor, to the Acquiror’s knowledge, any director, officer, employee, auditor, accountant or representative of the Acquiror has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of the Acquiror or their internal accounting controls or any material inaccuracy in the Acquiror Financial Statements.  There have been no internal investigations regarding accounting or revenue recognition or any other alleged misconduct of the Acquiror.

(e)           No attorney representing the Acquiror, whether or not employed by the Acquiror, has reported to the Acquiror Board or any committee thereof or to any director or officer of the Acquiror evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Acquiror or any of its officers, directors, employees or agents.

3.9           No Undisclosed Liabilities.  As of the date hereof, there are no Liabilities that are material to the Acquiror and are required to be reflected, reserved for or disclosed under GAAP, other than (i) those set forth or provided for in the balance sheet included in the Acquiror Financial Statements as of September 30, 2009, (ii) those incurred in the conduct of the Acquiror’s business since September 30, 2009 in the ordinary course, consistent with past practice, and (iii) those incurred by the Acquiror in connection with the execution and performance of the Acquiror’s obligations under this Agreement, or (iv) those which would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.

3.10         Absence of Certain Changes.  Except as set forth in Schedule 3.10 to the Acquiror Disclosure Letter, from September 30, 2009 (the “Acquiror Balance Sheet Date”) through the Agreement Date, the Acquiror has conducted its business in the ordinary course consistent with past practice, and:

(a)           there has not been any the Acquiror Material Adverse Effect;

(b)           except for this Agreement, the Acquiror has not entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material asset of the Acquiror;

(c)           except as required by GAAP, there has not occurred any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies) by the Acquiror or any material revaluation by the Acquiror of any of its assets;

(d)                                 there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Acquiror, or any direct or indirect redemption, purchase or other acquisition by the Acquiror of any of its securities, or any change in rights, preferences, privileges or restrictions of any of its outstanding securities, and the Acquiror has not effected or approved any split, combination or reclassification of the capital stock of the Acquiror;

(e)                                  The Acquiror has not entered into, amended, terminated, breached, or waived any of its rights, benefits or claims under, any Acquiror Material Contract, and there has not occurred any default under any Acquiror Material Contract to which the Acquiror is a party or by which it is, or any of its assets and properties are, bound, in each case in a manner that would have an Acquiror Material Adverse Effect on the Acquiror;

(f)                                    there has not occurred any amendment to the Acquiror Organizational Documents;

(g)                                 there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by the Acquiror to any of its respective directors, officers, employees or consultants, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Acquiror consistent with past practice), or any termination or modification of any Acquiror Employee Plan, and the Acquiror has not entered into any Contract to grant or provide (nor has it granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(h)                                 The Acquiror has not made any material payment to, or entered into any Contract with, any director, officer, member, partner, employee or holder of any Acquiror Common Stock or any affiliate of the Acquiror, except as may be required pursuant to any Contract in existence or the Agreement Date or regular payments made in the ordinary course of business consistent with past practice;

(i)                                     there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Acquiror, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving the Acquiror;

(j)                                     The Acquiror has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any material Liability for borrowed money or any material Liability as guaranty or surety with respect to the obligations of any other Person;

(k)                                  The Acquiror has not paid, discharged, cancelled or waived any Encumbrance or Liability which was not shown on the Acquiror Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(l)                                     The Acquiror has not incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice);

(m)                               The Acquiror has not deferred, failed to pay or otherwise satisfy any Liability of the Acquiror which is presently due and payable except Liabilities that are being contested in good faith by appropriate means or proceedings;

(n)                                 there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Acquiror;

(o)                                 The Acquiror has not issued or entered into any Contract to issue additional securities, except as may be required pursuant to the Acquiror Incentive Plan or the exercise of any Acquiror Options or Acquiror Warrants;

(p)                                 neither the Acquiror nor the Sub has incurred any material Liability, other than a Liability incurred in the ordinary course of business consistent with past practice and Liabilities relating to the negotiation and execution of this Agreement and the transactions contemplated hereby;

(q)                                 neither the Acquiror nor the Sub has entered into any Contract that imposes any restriction on the right or ability of the Acquiror or the Sub to engage in any line of business or to compete with any other Person or contains any most favored nation or similar provisions;

(r)                                    The Acquiror has not (i) made or changed any election in respect of Taxes, (ii) adopted or changed any accounting method in respect of Taxes, (iii) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, closing agreement, or settlement or compromise of any claim or assessment in respect of Taxes, (iv) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity, or (v) surrendered any right to claim a refund of Taxes;

(s)                                  The Acquiror has not failed to renew, canceled, or amended, any insurance policy; and

(t)                                    neither the Acquiror nor the Sub (as applicable) has agreed, in writing or otherwise, to do any of the foregoing.

3.11                           Litigation.

(a)                                  Except as set forth in Schedule 3.11(a) to the Acquiror Disclosure Letter, neither the Acquiror nor the Sub is a party to any, and there are no pending, or to the knowledge of the Acquiror, threatened in writing, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Acquiror or the Sub, in each case which would have an Acquiror Material Adverse Effect.

(b)                                 There is no judgment, decree, injunction or order against or applicable to the Acquiror, any of its assets or properties, or, to the knowledge of the Acquiror, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Acquiror).

(c)                                  There is no private or governmental Proceeding pending, or, to the knowledge of the Acquiror, threatened against the Acquiror based upon the Acquiror entering into this Agreement or any of the other transactions or agreements contemplated hereby nor, to the knowledge of the Acquiror, is there any reasonable and valid basis for any Person to assert such claim, based on actions or omissions of the Acquiror.

(d)                                 The Acquiror has no Proceeding pending against any other Person as of the Agreement Date.

3.12                           Compliance with Laws.

(a)                                  The Acquiror and the Sub are in compliance in all material respects with all Legal Requirements and have not received any written notice of any violation of any Legal Requirement with respect to the conduct of their businesses or the ownership or operation of their businesses.

(b)                                 To the knowledge of the Acquiror, neither the Acquiror nor the Sub has, directly or indirectly, participated in or co-operated with an international boycott in violation of, or that would be penalized under, U.S. law, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Government Official, for the purpose of influencing any act or decision of any such Government Official acting in his or her official capacity or inducing such Government Official to do or omit to do any act in violation of his or her lawful duty, or inducing such Government Official to use his or her influence with any non-U.S. Governmental Entity to affect or influence any act or decision of such non- U.S. Governmental Entity, in order to assist the Acquiror or the Sub in obtaining or retaining business for or with, or directing business to, any Person.

(c)                                  The Acquiror has not received any written notice of or, to the knowledge of the Acquiror, any other communication regarding (A) any actual or possible violation of law or any Acquiror Authorization or any failure to comply with any term or requirement of any Acquiror Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Acquiror Authorization.  None of the Acquiror Authorizations will be terminated or impaired, or will become terminable as a result of the consummation of the transactions contemplated by this Agreement.

3.13                           Acquiror Contracts.

(a)                                  Except for those agreements and other documents set forth in Schedule 3.13(a) to the Acquiror Disclosure Letter, neither the Acquiror or the Sub is a party to, bound by or subject to:

(i)                                                   any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii)                                                any Contract that restricts in any material respect the conduct of business by the Acquiror or the Sub or its or their ability to compete in any line of business, market or geographic area;

(iii)                                             any Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such individual Contract more than $10,000.00 annually by or to the Acquiror;

(iv)                                            any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)                                               any Contract granting rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(vi)                                            any license, sublicense or other Contract to which the Acquiror is a party and pursuant to which the Acquiror acquired or is authorized to use any Third Party Intellectual Property, other than “shrink wrap” and similar generally available commercial end-user licenses to Software that is not redistributed with or material to the Acquiror’s business;

(vii)                                         any Contract providing for the development of any Software, content, technology or Intellectual Property, independently or jointly, by or for the Acquiror;

(viii)                                      any Contracts relating to the membership of, or participation by, the Acquiror in, or the affiliation of the Acquiror with, any industry standards group or association;

(ix)                                              any Contract concerning a joint venture or partnership;

(x)                                                 any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation on the part of the Acquiror;

(xi)                                              any Contract for the employment of any director, officer, employee, consultant or independent contractor of the Acquiror or any other type of Contract with any director, officer, employee, consultant or independent contractor of the Acquiror that involves the payment by the Acquiror in excess of $10,000.00 in the aggregate, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xii)                                           any Contract with any labor union or collective bargaining agreement or similar contract with its employees;

(xiii)                                        any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Acquiror, in connection with this Agreement and the transactions contemplated hereby;

(xiv)                                       any Contract pursuant to which the Acquiror has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

(xv)                                          any Contract with any Governmental Entity;

(xvi)                                       any confidentiality, secrecy or non-disclosure Contract other than (A) any such Contract entered into with employees and developers in the ordinary course of business, and (B) the Confidentiality Agreements;

(xvii)                                    any settlement agreement, the performance of which will involve payment by the Acquiror in excess of $25,000.00 or impose monitoring or reporting obligations on the Acquiror outside of the ordinary course of business;

(xviii)                                 any Contract under which the Acquiror or the Sub has loaned or advanced to any Person amounts in the aggregate exceeding $10,000.00 (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice); or

(xix)                                         any Contract relating to insurance of the Acquiror (other than those policies identified in Schedule 3.19(a) to the Acquiror Disclosure Letter).

Each Contract of the type described in this Section 3.13(a) is referred to herein as an “Acquiror Material Contract.”  True and complete copies of each Acquiror Material Contract in existence on the Agreement Date, together with all material written amendments and supplements thereto, have been furnished or made available to the Company before the Agreement Date.

(b)                                 All Acquiror Material Contracts are in written form.  With respect to each Acquiror Material Contract:  (i) it is legal, valid, binding, enforceable and in full force and effect; (ii) it will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default of, or permit termination, modification, or acceleration under, the Acquiror Material Contract, including, without limitation, any “most favored nation” or similar clauses set forth in an Acquiror Material Contract; and (iv) no party has repudiated any provision of the Acquiror Material Contract.

3.14                           Assets and Properties.

(a)                                  The Acquiror does not own any real property.  The Acquiror Real Estate is the only parcel of real property leased, occupied or otherwise used by the Acquiror.  As of the Agreement Date, there are no facts known to the Acquiror that materially and adversely affect the Acquiror’s current possession, use or occupancy of the Acquiror Real Estate.  To the knowledge of the Acquiror, all utilities serving the Acquiror Real Estate are installed and operating and are sufficient to enable the Acquiror Real Estate to continue to be used and operated consistent with past practices, and any so-called hook-up fees or other associated charges accrued to date have been fully paid.  Pursuant and subject to the Acquiror Lease, the Acquiror has valid leasehold interests in the Acquiror Real Estate which afford the Acquiror valid leasehold possession of the Acquiror Real Estate free and clear of all Encumbrances, except for (i) Permitted Encumbrances and (ii) all other Encumbrances, matters, terms and conditions set forth in the Acquiror Lease.  To the knowledge of the Acquiror, the Acquiror Real Estate is not subject to any order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Acquiror, are any such proceedings threatened.  The Acquiror has heretofore provided or made available to the Company true, correct and complete copies of all leases, subleases and other agreements in the Acquiror’s records under which the Acquiror uses or occupies, or has the right to use or occupy, now or in the future, the Acquiror Real Estate, including all modifications, amendments and supplements thereto.

(b)                                 The tangible property of the Acquiror that is used in the operations of its business is (i) in good operating condition and repair, subject to normal wear and tear, and (ii) not obsolete, dangerous or, to the knowledge of the Acquiror, in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice.  All tangible property used in the operations of the Acquiror is reflected on the Acquiror Balance Sheet to the extent required under GAAP to be so reflected.

(c)                                  The Acquiror has good and valid title to all of its personal property reflected on the Acquiror Balance Sheet or acquired after the Acquiror Balance Sheet Date (except interests in personal property sold or otherwise disposed of since the Acquiror Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to personal property, valid leasehold interests in such properties and assets which afford the Acquiror valid leasehold possession of the personal property that is the subject of such leases, in each case, free and clear of all Encumbrances, except (a) Permitted Encumbrances, (b) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the personal property subject thereto or affected thereby, or otherwise impair business operations of the Acquiror, and (c) the rights of landlords or lessors under such leasehold interests.

3.15                           Environmental Matters.  (a) Any and all Hazardous Materials and wastes of the Acquiror have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (b) the Acquiror has not received any written notice of any noncompliance of the Acquiror Real Estate or its past or present operations with Environmental and Safety Laws; (c) no notices, administrative actions or suits are pending or, to the Acquiror’s knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Acquiror; (d) the Acquiror is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring before the Closing Date; (e) to the knowledge of the Acquiror, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Acquiror Real Estate that could give rise to any liability under any Environmental and Safety Law; (f) to the knowledge of the Acquiror, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Acquiror Real Estate, including treatment or storage tanks, sumps, or water, gas or oil wells; (g) the uses and activities of the Acquiror in the

Acquiror Real Estate have at all times materially complied with all Environmental and Safety Laws; and (h) to the knowledge of the Acquiror, there have not been in the past, and are not now, any events, conditions, circumstances, activities, practices, incidents, actions or plans which could give rise to any common law or legal liability, or otherwise form the basis for any claim, action, suit, proceeding, hearing or investigation against the Acquiror, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by the Acquiror.

3.16                           Taxes.

(a)                                  The Acquiror has timely filed federal income Tax Returns and all other material income Tax Returns required to have been filed by it and has timely paid all material Taxes that were required to be paid by it (whether or not shown as due on any Tax Returns).  All such Tax Returns were complete and accurate in all material respects and have been prepared in compliance in all material respects with all applicable Legal Requirements.  The Acquiror has delivered or made available to the Company complete copies of (i) all federal income and other material income Tax Returns filed by the Acquiror for tax periods beginning on or after January 1, 2004, (ii) any and all examination reports of any Taxing Authority received by the Company on or after January 1, 2004, and (iii) statements of deficiencies with respect to Taxes of the Acquiror assessed against or agreed to by the Acquiror after January 1, 2004.  The Acquiror currently is not the beneficiary of any extension of time within which to file any Tax Return.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquiror. The Acquiror has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2, Forms 1099, and all other applicable forms (if any) required with respect thereto have been properly completed and timely filed.

(b)                                 The unpaid Taxes of the Acquiror did not, as of the Acquiror Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between acquired value and current accumulated depreciation and Tax income) set forth on the face of the Acquiror Balance Sheet and will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquiror in filing its Tax Returns.

(c)                                  There is (i) no written claim for Taxes being asserted against the Acquiror that has resulted in or will result in a lien against the property of the Acquiror, other than liens for Taxes not yet due and payable, (ii) no audit of, or controversy associated with, any Tax Return of the Acquiror being conducted by a Tax Authority, (iii) no waiver or extension of any statute of limitations on the assessment of any Taxes granted by the Acquiror currently in effect, and (iv) no written ruling related to Taxes or any written agreement with a Tax Authority relating to Taxes.  No written claim has ever been received by the Acquiror from any Tax Authority in a jurisdiction where the Acquiror does not file Tax Returns that the Acquiror is or may be subject to taxation by that jurisdiction.

(d)                                 The Acquiror is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Acquiror has no Liability or potential Liability to another party under any such agreement, whether as a transferee or successor or otherwise.

(e)                                  The Acquiror has not participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of federal, state, local or foreign Tax law.

(f)                                    The Acquiror is not nor has ever been a member of any consolidated, affiliated, unitary or aggregate group for Tax purposes, other than a group of which the common parent is the Acquiror.  The Acquiror has no Liability under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of federal, state, local or foreign Tax law), as a transferee or successor, pursuant to any contractual obligation, as a result of any express or implied obligation to assume Liability for Taxes from, or indemnify, another Person, or otherwise for any Taxes of any Person or entity other than the Acquiror.

(g)                                 The Acquiror has not distributed stock of another entity, and the Acquiror has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(h)                                 The Acquiror has not executed or filed with any Tax Authority any power of attorney (other than powers of attorney authorizing employees of the Acquiror to act on behalf of the Acquiror) with respect to any Taxes of the Acquiror.

(i)                                     the Sub is, and at all time since its formation has been, disregarded as an entity separate from the Acquiror for U.S. federal income tax purposes, and no election has been made that will change such classification.

(j)                                     The Acquiror is not aware of any facts and will not take any action that would cause the Merger to not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)                                  Schedule 3.16(k) of the Acquiror Disclosure Letter lists all federal, state, local, and non-U.S. Tax Returns filed with respect to the Acquiror for taxable periods beginning on or after January 1, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(l)                                     The Acquiror has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)                               The Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                                   change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                                “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii)                                             intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv)                                            installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                                               prepaid amount received on or prior to the Closing Date.

3.17                           Employee Benefit Plans and Employee Matters.

(a)                                  Schedule 3.17(a) to the Acquiror Disclosure Letter lists, with respect to the Acquiror and any ERISA Affiliate of the Acquiror, each of the Acquiror Employee Plans.

(b)                                 The Acquiror has provided or made available to the Company a true, correct and complete copy of each of the Acquiror Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Acquiror Employee Plan which is subject to ERISA reporting requirements, provided to the Company true, correct and complete copies of the Form 5500 reports filed for the last three plan years.  Any Acquiror Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter before the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  The Acquiror has also provided or made available to the Company a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Acquiror Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Acquiror Employee Plan subject to Section 401(a) of the Code.

(c)                                  None of the Acquiror Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or similar state law.  There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Acquiror Employee Plan.  Each Acquiror Employee Plan has been administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes of the Acquiror, rules and regulations (including ERISA and the Code), and the Acquiror and each

ERISA Affiliate of the Acquiror has performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Acquiror Employee Plans.  Neither the Acquiror nor any ERISA Affiliate of the Acquiror is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Acquiror Employee Plans.  All contributions required to be made by the Acquiror or any ERISA Affiliate of the Acquiror to any Acquiror Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Acquiror Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Acquiror Balance Sheet Date as a result of the operations of the Acquiror after the Acquiror Balance Sheet Date).  Each Acquiror Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms and applicable Legal Requirements, without Liability to the Acquiror or the Surviving Company (other than ordinary administrative expenses typically incurred in a termination event).  No suit, administrative proceeding, action or other litigation has been brought, or, to the knowledge of the Acquiror, is threatened, against or with respect to any such Acquiror Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d)                                 Neither the Acquiror nor any current or former ERISA Affiliate of the Acquiror currently maintains, sponsors, participates in, has liability under, or contributes to, or has ever maintained, established, sponsored, participated in, had liability under, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or any “multiple employer plan,” as such term is defined in Section 413(c) of the Code.

(e)                                  The Acquiror does not maintain or contribute to any Foreign Plan.

(f)                                    Except as set forth in Schedule 3.17(f) to the Acquiror Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service as a consequence thereof will, individually or together with the occurrence of some other event, (i) result in any material payment (including severance, golden parachute, or bonus or otherwise) becoming due to any Person who is employed or retained by the Acquiror, except for unemployment compensation or similar payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Acquiror, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person who is employed or retained by the Acquiror, or (v) result in the forgiveness in whole or in part of any material outstanding loans made by the Acquiror to any Person.

(g)                                 The Acquiror is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, except for such instances of noncompliance which would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.  Except as set forth in Schedule 3.17(g) to the Acquiror Disclosure Letter, there are no controversies pending or, to the knowledge of the Acquiror, threatened, between the Acquiror and any of its employees, which controversies have or would reasonably be expected to result in any material action, suit, proceeding, complaint, claim, arbitration or investigation before any Governmental Entity.

(h)                                 The Acquiror has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Acquiror has established a reserve for such amount on the Acquiror Balance Sheet, (ii) pursuant to Contracts disclosed on Schedule 3.17(h) to the Acquiror Disclosure Letter, and (iii) which would not have, individually or in the aggregate, an Acquiror Material Adverse Effect.  As of the Agreement Date, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Acquiror.  As of the Agreement Date, there is no labor dispute, strike or work stoppage against the Acquiror pending or, to the knowledge of the Acquiror, threatened in writing which could reasonably be expected to interfere with the business activities of the Acquiror.  As of the Agreement Date, there is no charge or complaint against the Acquiror by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Acquiror, threatened in writing.

(i)                                     To the knowledge of the Acquiror, no employee of the Acquiror is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Acquiror because of the nature of the business conducted by the Acquiror or to the use of trade secrets or proprietary information of others.  Except as described in Schedule 3.17(i) to the Acquiror Disclosure Letter, the employment of each of the employees of the Acquiror is “at will.”

(j)                                     The Acquiror has furnished or made available to the Company a true, correct and complete list of the names, positions, rates of compensation, severance rights and other compensation of all officers, directors, and employees of the Acquiror, showing each such Person’s name, position, annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.

(k)                                  The Acquiror has furnished or made available to the Company a true, correct and complete list of all of its current key consultants, key advisory board members and key independent contractors and for each the initial date of the engagement.

(l)                                     The Acquiror has furnished or made available to the Company true, correct and complete copies of each of the following: all material employment agreements and severance agreements; all material agreements with current consultants, advisory board members and/or independent contractors; all forms of confidentiality, non-competition or inventions agreements between current employees/consultants and the Acquiror; the most current management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Acquiror; summary of Liability for termination payments to current and former directors, officers and employees of the Acquiror; and a schedule of bonus commitments made to employees of the Acquiror.

(m)                               The Acquiror is in compliance in all material respects with the WARN Act or any similar state or local law.  In the past two years, and except as set forth in Schedule 3.17(m) to the Acquiror Disclosure Letter (i) the Acquiror has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Acquiror; and (iii) the Acquiror has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.  The Acquiror has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period before the Agreement Date.

(n)                                 No payment that is owed or may become due to any director, officer, employee, or agent of the Acquiror will be non-deductible to the Acquiror under Code Section 280G or Section 4999; nor will the Acquiror be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(o)                                 All Acquiror Options have been duly authorized by the Acquiror Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms.  No Acquiror Options have been retroactively granted, or the exercise price of any Acquiror Option determined retroactively.

3.18                           Interested Party Transactions.  None of the officers or directors of the Acquiror and, to the knowledge of the Acquiror, none of the employees or shareholders of the Acquiror, nor any immediate family member of an officer, director, employee or shareholder of the Acquiror, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Acquiror.  None of said Persons is a party to, or, to the knowledge of the Acquiror, otherwise interested in, any Contract to which the Acquiror is a party or by which the Acquiror or any of its assets or properties are bound or affected, except for normal compensation for services as an officer, director or employee thereof.  None of said Persons has any claim, charge, action or cause of action against the Acquiror, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued salary and bonus or accrued benefits under the Acquiror Employee Plans existing on the Agreement Date.  None of said Persons owes any money to the Acquiror.  To the knowledge of the Acquiror, none of said Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Acquiror, except for the rights of shareholders under applicable Legal Requirements.

3.19                           Insurance.

(a)                                  Schedule 3.19(a) to the Acquiror Disclosure Letter contains a true and complete list of all the Acquiror insurance policies and bonds currently in effect.  Schedule 3.19(a) to the Acquiror Disclosure Letter also sets forth the name and address of the insurer under each such policy and bond, the type of policy or bond, the expiration date thereof, the annual premiums and payment terms thereof, the coverage amount thereunder and any applicable deductible and any other material provisions as of the Agreement Date, the losses incurred thereunder, as well as all claims made, including outstanding claims, under such policies and bonds.  The Acquiror has furnished or made available to the Company true, correct and complete copies of all such policies of insurance and bonds set forth on Schedule 3.19(a).

(b)                                 There is no claim pending as of the Agreement Date under any of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Acquiror is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and the Acquiror has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.  The insurance coverage provided by the policies and bonds described in Schedule 3.19(a) will not terminate or lapse by reason of any of the consummation of the transactions contemplated by this Agreement.  Such policies are sufficient for the material compliance with all Legal Requirements and all material Contracts relating to the Acquiror.

3.20                           Export Control Laws.  The Acquiror has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.  Without limiting the foregoing, (a) the Acquiror has obtained any and all export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) the Acquiror is in material compliance with the terms of any and all applicable export licenses or other approvals; (c) there are no pending or, to the knowledge of the Acquiror, threatened claims against the Acquiror with respect to any such export licenses or other approvals; (d) there are no material actions, conditions or circumstances pertaining to any export transactions by the Acquiror that would reasonably be expected to give rise to any material future claims; and (e) no consents or approvals for the transfer of any export licenses to the Company are required, except for such consents and approvals that can be obtained expeditiously without material cost.

3.21                           Financing; Cash on Hand.

(a)                                  The Acquiror has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.  There are no conditions precedent or other contingencies related to the availability of the funds necessary for the Acquiror to consummate the transactions contemplated by this Agreement.  The Acquiror has no reason to believe that such funding will not be available to the Acquiror on the Closing Date.  For the avoidance of doubt, it shall not be a condition to Closing for the Acquiror or the Sub to obtain any financing or other access to funds.

(b)                                 The Acquiror (i) has as of the Agreement Date, (ii) will keep available from the Agreement Date to the Closing Date, and (iii) will have on hand at the Closing Date an amount of Acquiror Working Capital of no less than $12,150,000.00.

3.22                           No Prior Sub Operations.   The Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the outstanding limited liability company interests of the Sub are owned directly by the Acquiror.  As of the date of this

Agreement and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person.

3.23                           Warranty and Related Matters.  The Acquiror has not given or made any warranties to Third Parties with respect to any products rented or sold by it, except for the warranties imposed by the provisions of the licenses and applicable commercial codes.  As of the Agreement Date, there was no existing or, to the knowledge of the Acquiror, threatened, warranty claims against the Acquiror alleging that any products or services of the Acquiror are defective or fail to meet any product or service warranties, other than such claims which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

3.24                           Finders’ Fees.  Except as set forth in Schedule 3.24 to the Acquiror Disclosure Letter, the Acquiror is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Acquiror is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement by reason of any act taken on behalf of the Acquiror.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                                 Conduct of Business of the Company.  During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), except (i) as set forth on Schedule 4.1 to the Company Disclosure Letter, (ii) as required, contemplated or permitted by this Agreement, (iii) as required by applicable law, or (iv) with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                  the Company shall conduct its business in the usual, regular and ordinary course in substantially the same manner as conducted before the Agreement Date and in material compliance with all applicable Legal Requirements;

(b)                                 the Company shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (iv) sell and license Company Products consistent with past practices, and (v) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that their goodwill and ongoing businesses shall be unimpaired at the Closing;

(c)                                  the Company shall promptly notify the Acquiror of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate, would reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied;

(d)                                 the Company shall assure that each of the Company Material Contracts (other than with the Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

(e)                                  the Company shall maintain the Company Real Estate in accordance with the terms of the Company Lease.

4.2                                 Restrictions on Conduct of Business of the Company.  During the Pre-Closing Period, except as (i) set forth on Schedule 4.2 to the Company Disclosure Letter, (ii) as required, contemplated or permitted by this Agreement, (iii) as required by applicable law (including Section 409A of the Code), or (iv) with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not:

(a)                                  Charter Documents.  Cause or permit any amendments to the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(b)                                 Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the capital stock of the Company, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except (i) from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service , and (ii) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the lapse of restrictions on restricted shares of Company Common Stock;

(c)                                  Material Contracts.  Other than in the ordinary course of business consistent with past practice, enter into any Company Material Contract;

(d)                                 Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of Company Common Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than:  (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options; (ii) the issuance of shares of Company Common Stock pursuant to the exercise of Company Warrants (iii) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, not to exceed 100,000 shares of Company Common Stock, or (iv) pursuant to Contracts existing as of the Agreement Date;

(e)                                  Intellectual Property.  Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property, or transfer or provide a copy of any Company Proprietary Software to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than (i) providing access to Company Proprietary Software to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis, consistent with past practices, or (ii) sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice);

(f)                                    Exclusive Rights and Most Favored Party Provisions.  Enter into or amend in any manner adverse to the Company any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or the Acquiror’s business activities;

(g)                                 Dispositions; Encumbrances.  Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets, other than in the ordinary course of business consistent with past practice ;

(h)                                 Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in each case in excess of $100,000.00 in the aggregate;

(i)                                     Leases.  Enter into any operating lease in excess of $20,000.00 or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(j)                                     Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $20,000.00 individually or $50,000.00 in the aggregate;

(k)                                  Insurance.  Materially change the amount of any insurance coverage;

(l)                                     Employee Benefit Plans; Pay Increases.  Except as required by existing Contracts or Company Employee Plans, (i) increase the compensation or other benefits payable or provided to the Company’s directors or officers, (ii) enter into any employment, change of control, severance or retention agreement with any employee or director of the Company (except (A) to the extent necessary to replace an agreement with a departing employee, (B) for employment agreements terminable on less than 30 days’ notice without penalty, (C) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment or (D) for new hires or promotions to executive officer positions, or (iii) except as permitted pursuant to clause (ii) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

(m)                               Lawsuits; Settlements.  (i) Commence a Proceeding, or (ii) settle or agree to settle any pending or threatened Proceeding in any manner that is materially adverse to the Company;

(n)                                 Acquisitions.  Except as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof which is material, individually or in the aggregate, to the Company and the Company Subsidiaries (taken as a whole);

(o)                                 Taxes.  Other than in the ordinary course of business consistent with past practice, make a material change to any election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes or settle any material claim or assessment in respect of Taxes;

(p)                                 Accounting.  Materially change accounting methods or practices (including any change in depreciation or amortization policies) or materially revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP;

(q)                                 Real Property.  Enter into any agreement for the purchase, sale or lease of any real property;

(r)                                    Encumbrances.  Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties other than nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice;

(s)                                  Warranties, Discounts.  Materially change the manner in which it provides warranties, discounts or credits to customers;

(t)                                    Related Person Transactions.  Enter into any transaction described in Item 404 of the SEC’s Regulation S-K; or

(u)                                 Other.  Take or agree in writing or otherwise to take, any of the actions described in subsections (a) through (t) in this Section 4.2.

4.3                                 Conduct of Business of the Acquiror.  During the Pre-Closing Period:

(a)                                  The Acquiror shall conduct its business in the usual, regular and ordinary course in substantially the same manner as conducted before the Agreement Date and in material compliance with all applicable Legal Requirements;

(b)                                 The Acquiror shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect any accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, and (iv) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and keep available the services of its present officers and key employees, except as contemplated by this Agreement;

(c)                                  The Acquiror shall promptly notify the Company of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate, would reasonably be expected to cause any of the conditions to Closing set forth in Article VI not to be satisfied;

(d)                                 The Acquiror shall assure that any of its Contracts (other than with the Company) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

(e)                                  The Acquiror shall maintain the Acquiror Real Estate in accordance with the terms of the Acquiror Lease.

4.4                                 Restrictions on Conduct of Business of the Acquiror.  During the Pre-Closing Period, except as (i) set forth on Schedule 4.4 to the Acquiror Disclosure Letter, (ii) as required, contemplated or permitted by this Agreement, (iii) as required by applicable law (including Section 409A of the Code), or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Acquiror shall not:

(a)                                  Charter Documents.  Cause or permit any amendments to the Acquiror Organizational Documents;

(b)                                 Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the capital stock of the Acquiror, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except (i) from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, and (ii) the acceptance of shares of Acquiror Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of options to purchase Acquiror Common Stock or the lapse of restrictions on restricted shares of Acquiror Common Stock;

(c)                                  Minimum Acquiror Working Capital.  Permit, or take any action or omit to take any action that would cause the amount of the Acquiror Working Capital to be less than $12,150,000.00;

(d)                                 Material Contracts.  Other than in the ordinary course of business consistent with past practice, enter into any Acquiror Material Contract;

(e)                                  Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Acquiror Voting Debt or any shares of Acquiror Common Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities or any other securities of the Acquiror, other than:  (i) the issuance of shares of Acquiror Common Stock pursuant to the exercise of Acquiror Options; (ii) the issuance of shares of Acquiror Common Stock pursuant to the exercise of Acquiror Warrants;

or (iii) the sale of shares of Acquiror Common Stock pursuant to the exercise of options to purchase Acquiror Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, or (iv) pursuant to Contracts existing as of the Agreement Date;

(f)                                    Dispositions.  Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets;

(g)                                 Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(h)                                 Leases.  Enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(i)                                     Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements in excess of $10,000.00 individually or $15,000.00 in the aggregate;

(j)                                     Insurance.  Materially change the amount of any insurance coverage;

(k)                                  Employee Benefit Plans; Pay Increases.  Except as required by existing Contracts or Acquiror Employee Plans, (i) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Acquiror’s directors or officers, (ii) enter into any employment, change of control, severance or retention agreement with any employee or director of the Acquiror (except (A) to the extent necessary to replace an agreement with a departing employee, (B) for employment agreements terminable on less than 30 days’ notice without penalty, (C) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment or (D) for new hires or promotions to executive officer positions, or (iii) except as permitted pursuant to clause (ii) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Acquiror;

(l)                                     Lawsuits; Settlements.  (i) Commence a Proceeding, or (ii) settle or agree to settle any pending or threatened Proceeding in any manner that is materially adverse to the Acquiror;

(m)                               Acquisitions.  Except as contemplated by this Agreement, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership; and (ii) take any action, or omit to take any action, which would reasonably be expected to result in any acquisition, merger, consolidation, business combination or other similar transaction involving a change in control of the Acquiror or the sale of substantially all of its assets;

(n)                                 Taxes.  Other than in the ordinary course of business, consistent with past practice, make any material change to any election in respect of Taxes; adopt or change any accounting method in respect of Taxes; enter into any Tax sharing or similar agreement or closing agreement; settle any claim or assessment in respect of Taxes;

(o)                                 Accounting.  Materially change accounting methods or practices (including any change in depreciation or amortization policies) or materially revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP;

(p)                                 Real Property.  Enter into any agreement for the purchase, sale or lease of any real property;

(q)                                 Encumbrances.  Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(r)                                    Related Person Transactions.  Enter into any transaction described in Item 404 of the SEC’s Regulation S-K; or

(s)                                  Other.  Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (r) in this Section 4.4.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                                 Company Shareholder Approval and Board Recommendation.

(a)                                  Subject to Section 5.2, (i) as promptly as practicable following the execution and delivery of this Agreement, the Company, acting through the Company Board, shall take all action necessary under all applicable law to call, give notice of, convene and hold a meeting of the Company Shareholders to vote on a proposal to adopt this Agreement (the “Company Shareholders Meeting”), and (ii) the Company Shareholders Meeting shall be held (on a date selected by the Company in consultation with the Acquiror) as promptly as practicable after the mailing of the Company Proxy Statement.

(b)                                 Subject to Section 5.2, as promptly as practicable following the execution and delivery of this Agreement, the Company shall prepare a proxy statement (the “Company Proxy Statement”) and shall use its reasonable best efforts to cause the Company Proxy Statement to be mailed to the Company Shareholders.  The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Shareholders Meeting are solicited in compliance with applicable law.  The Acquiror shall cooperate with the Company in the preparation of the Company Proxy Statement or any amendment or supplement thereto.  Subject to Section 5.2(d), the Company Proxy Statement shall include the Company Board Recommendation.

5.2                                 No Solicitation; Change in Recommendation.

(a)                                  During the Pre-Closing Period, the Company will not, nor will it authorize or permit any of its officers, directors or affiliates to, and will instruct its employees and any investment banker, attorney or other advisor or representative retained by the Company (all of the foregoing collectively being the “Company Representatives”) not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, directly or indirectly, any inquiries regarding or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any confidential information or data with respect to, or knowingly facilitate the making of, an Acquisition Proposal, or (iii) subject to Section 5.2(d), enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.2(c)) or approve or resolve to approve any Acquisition Proposal.  On the Agreement Date, the Company shall, and it shall instruct the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(b)                                 The Company will promptly and, in any event, within one Business Day, advise the Acquiror of the existence of any Acquisition Proposal received by the Company after the Agreement Date.  The Company will promptly communicate to the Acquiror the material terms and conditions of any Acquisition Proposal, and will keep the Acquiror fully informed of the status and details of any such Acquisition Proposal.

(c)                                  Notwithstanding anything to the contrary in this Section 5.2, at any time during the Pre-Closing Period and prior to the Effective Time, if the Company has received from any Third Party a written inquiry or Acquisition Proposal, (i) the Company may contact such Third Party or its advisors for the purpose of clarifying such inquiry or Acquisition Proposal and the material terms and conditions thereof, so as to determine whether such inquiry or Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (ii) the Company may negotiate the terms of, and enter into, a confidentiality agreement with such Third Party under terms similar to, and no less favorable to the Company than, the Confidentiality Agreements, and (iii) the Company may furnish information concerning its business, properties or assets to such Third Party pursuant to such a confidentiality agreement, and may negotiate and participate in discussions and negotiations with such Third Party concerning an Acquisition Proposal, if such Third Party has submitted a Superior Proposal, or an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor) is reasonably likely to constitute or lead to a Superior Proposal.

(d)                                 Except as set forth in this Section 5.2(d), neither the Company Board nor any committee thereof shall (i) withdraw or modify, in a manner adverse to the Acquiror or the Sub, the Company Board Recommendation (a “Change in Recommendation”), (ii) approve or recommend any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.2(c)).  Notwithstanding anything in this Agreement to the contrary, the Company Board may take any of the foregoing actions if (A) the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company’s directors’ fiduciary duties to the Company Shareholders and (B) in the case of the actions referred to in clauses (ii) or (iii) of the preceding sentence, (x) the Company shall have received a Superior Proposal, (y) the Company shall have provided the Acquiror with written notice advising the Acquiror that the Company Board has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and (z) at least five Business Days shall have passed following the Acquiror’s receipt of such notice and the Acquiror shall not have made a binding written offer to the Company that the Company Board shall have concluded in its good faith judgment, after consultation with its financial advisors, causes such Superior Proposal to no longer be a Superior Proposal.

(e)                                  Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company Shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making such disclosure to the Company Shareholders, the failure of which, in the good faith judgment of the Company Board, after consultation with outside counsel, would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties under applicable law.

5.3                                 Confidentiality; Public Disclosure.

(a)                                  The parties hereto acknowledge that the Acquiror and the Company previously executed Confidentiality Agreements dated August 1, 2009 and August 31, 2009 (the “Confidentiality Agreements”), which shall continue in full force and effect in accordance with their terms.

(b)                                 Unless otherwise permitted by this Agreement, the Acquiror, the Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its reasonable best efforts to consult with the other party before issuing such press release or making such public statement; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party.

5.4                                 Regulatory Approvals.

(a)                                  Each of the Acquiror and, subject to Section 5.2, the Company shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all Legal Requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated by this Agreement, including obtaining any Third Party consent which may be required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, to remove any restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement, and, subject to the provisions of this Agreement (including the conditions set forth in Article

VII), to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization or approval of, or any exemption by, any Governmental Entity which is required to be obtained by the Acquiror or the Company, respectively, or any of their respective Subsidiaries, in connection with the Merger and the other transactions contemplated by this Agreement.  The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all consents, approvals, authorizations of all Third Parties and Governmental Entities, and the expiry or termination of all applicable waiting periods, which are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.  The parties hereto agree that they will consult with each other with respect to the obtaining of all consents of all Third Parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each of the Acquiror and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.  Subject to Section 5.2, each of the Acquiror and the Company shall not, and shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Company, the Acquiror or the Sub to consummate the Merger and the other transactions contemplated by this Agreement.  The Acquiror and the Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, ruling or statute, regulation, executive order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(b)                                 The Acquiror and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement.

5.5                                 Reasonable Efforts.  Subject to Section 5.1 and Section 5.2, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.  Subject to Section 5.1 and Section 5.2, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated by this Agreement.

5.6                                 Litigation.  Each of the Company and the Acquiror will (a) notify the other party in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it, or known by such party to be threatened against such party or any of its directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”), (b) notify the other party of ongoing material developments in any New Litigation Claim, and (c) consult in good faith with the other party regarding the conduct of the defense of any New Litigation Claim, subject to any actions or measures as are necessary or advisable to preserve the attorney-client privilege and attorney work product privilege.

5.7                                 Access to Information.

(a)                                  During the Pre-Closing Period, (i) to the extent permitted by applicable Law and (ii) subject to (A) restrictions imposed upon the Acquiror, the Company and any Company Subsidiary by any agreement of confidentiality with any Person, and (B) the Confidentiality Agreements, each party agrees to provide the other party’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives reasonable access, during normal business hours and after reasonable prior notice, to the officers, employees, agents, properties, offices, books and records of such party, and such other information as the requesting party may reasonably request with respect to the other party and its respective businesses, financial conditions and operations.  Each party will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party which may result from the requests for access, data and information hereunder.

(b)                                 The Acquiror, the Sub and the Company shall hold, and shall cause their respective representatives to hold, any confidential or nonpublic information in accordance with the terms of the Confidentiality Agreements.

5.8                                 Notification.

(a)                                  During the Pre-Closing Period, the Acquiror shall discuss with the Company on a current, but not less than weekly, basis the amount of Acquiror Working Capital and any planned or forecasted use of the Acquiror Working Capital.  Without limiting the foregoing, (x) the Acquiror shall promptly notify the Company of any adverse developments relating to the amount of Acquiror Working Capital, and (y) the Acquiror shall not enter into any agreement, written or oral, the effect of which would be reasonably expected to cause the condition set forth in Section 6.2(e) not to be satisfied.

(b)                                 During the Pre-Closing Period, each party hereto will promptly notify the other party hereto and keep such other party advised of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; and (c) any negotiations or other acts or developments relating to such party’s (A) proposed or pending acquisition or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or other proposed or pending acquisition or agreement to acquire any assets which are material, individually or in the aggregate, to its business, or any proposed or pending Contract with respect to a joint venture, strategic alliance or partnership; and (B) any action, or omission to take any action, which would reasonably be expected to result in any acquisition, merger, consolidation, business combination or other similar transaction involving a change in control of such party or the sale of all or substantially all of its assets.  No delivery of any notice pursuant to this Section 5.8, will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.  Without limiting the foregoing, the Company and the Acquiror shall promptly advise each other of any change or event having a Company Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable.

5.9                                 Indemnification of Directors and Officers.

(a)                                  The LLC Agreement shall, with respect to indemnification of directors and officers, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Company Organizational Documents (each, a “Company Indemnified Party”) in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b)                                 From and after the Effective Time, the Acquiror and the Surviving Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Company Indemnified Parties against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Officer is or was a director or officer of the Company, a Company Subsidiary, or a director, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such Indemnified Officer was serving at the request of the Company, to the same extent the Company Indemnified Parties are indemnified or have the right to the advancement of expenses as of the Agreement Date pursuant to the Company Organizational Documents or, after the Effective Date, the Sub Organizational Documents, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) or taken at the request of the Acquiror or otherwise under this Agreement.

(c)                                  The Acquiror shall cause the individuals serving as officers and directors of the Company or any of the Company Subsidiaries immediately prior to the Effective Time and any other Person who is covered by the Company’s current directors’ and officers’ liability insurance policy to be covered with respect to acts or omissions occurring prior to the Effective Time for a period of six (6) years from the Effective Time by (i) the directors’ and officers’ liability insurance policy maintained by the Company (provided, that the Acquiror may substitute therefor policies, issued by reputable insurers, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of the Company) or (ii) a single premium tail coverage with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions no less favorable as the limits, terms and conditions in the existing policy of the Company.

(d)                                 The provisions of this Section 5.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Officer and his or her heirs and representatives.

5.10                           Boards of Acquiror and Sub.  Effective as of the Effective Time, the Acquiror shall use commercially reasonable efforts to cause (i) the Acquiror Board and the Board of Directors of Sub to be comprised of the five individuals who are serving on the Company Board as of the Agreement Date and two individuals selected by the Acquiror who are serving on the Acquiror Board as of the Agreement Date and (ii) the other members of the Acquiror Board to resign.

5.11                           Current Report on Form 8-K.  A Current Report on Form 8-K (the “Form 8-K”), which discloses the consummation of the Merger and includes all information required to be reported with a respect to a merger transaction with a public “shell company” including, without limitation, the information required pursuant to Item 2.01(f) — Completion of Acquisition or Disposition of Assets and Item 5.06 — Change in Company Status — shall be (a) prepared by the Acquiror and furnished to the Company and its legal counsel no later than five Business Days prior to the Closing Date, during which time the Company and its counsel shall have the opportunity to review and comment thereon, and any comments reasonably requested by the Company and its counsel shall be included in such Form 8-K, and (b) filed with the SEC within four Business Days after the Closing Date; provided, that if any disclosure required by Item 2.01(f) is “previously reported,” as that term is defined in Rule 12b-2 under the Exchange Act, the Acquiror may, in its discretion, identify the filing in which that disclosure is included instead of including it in the Form 8-K, as permitted by Item 2.01(f).  The Company shall work together with the Acquiror so that the Form 8-K can be prepared as promptly as practicable and shall provide the Acquiror whatever information is necessary to accurately complete the Form 8-K in a timely manner, which shall include, without limitation, preparing and delivering to the Acquiror for inclusion in the Form 8-K the financial statements required to be included in the Form 8-K by the applicable rules and regulations of the SEC and the PCAOB (the “Form 8-K Financial Statements”).

5.12                           State Securities Law Compliance.  The Acquiror and the Company shall use commercially reasonable efforts to avail the Acquiror of any exemptions or to qualify the Common Stock Merger Consideration to be issued in the Merger under the securities or “blue sky” laws of each jurisdiction in the United States in which a Company Shareholder has an address on the records of the Company, on the record date for determining the Company Shareholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for the Acquiror or the Company has determined that such qualification is not required under the securities or “blue sky” laws of such jurisdiction.

5.13                           Compliance with Rule 14f-1 under the Exchange Act.  The Company shall prepare and, subject to the Acquiror’s approval of the form and substance thereof (which approval shall not be unreasonably withheld or delayed), the Acquiror shall file with the SEC the information required by Rule 14f-1 under the Exchange Act in connection with the proposed change in the majority of directors serving on the Acquiror Board after the Effective Date and shall mail such information as required to each Company Shareholder at least 10 days before the Closing Date.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party hereto to effect the Merger and consummate the transactions contemplated hereby shall be subject to the satisfaction at or before the Closing of each of the following conditions:

(a)                                  Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained; and

(b)                                 Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no statute, rule, regulation or order shall have been enacted, entered or enforced which prohibits or prevents the consummation of the Merger; provided, however, that prior to invoking this condition, each party agrees to comply with Section 5.4.

6.2                                 Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger and consummate the transactions contemplated hereby shall be subject to the satisfaction at or before the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company, in whole or in part, and may be waived by the Company in writing in its sole discretion without notice):

(a)                                  Representations and Warranties.  (i) The representations and warranties set forth in Section 3.21(b) shall be accurate in all respects on the Agreement date and as of the Closing Date, as if made on the Closing Date; (ii) each of the representations and warranties made by the Acquiror in this Agreement and in the Acquiror Closing Certificate that does not contain an “Acquiror Material Adverse Effect” qualification or any other express materiality qualification shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate in all material respects as of such date); and (iii) each of the representations and warranties made by the Acquiror in this Agreement and in the Acquiror Closing Certificate that contains an “Acquiror Material Adverse Effect” qualification or any other express materiality qualification shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate in all respects as of such date).

(b)                                 Covenants.  The Acquiror shall have performed and complied in all material respects with each of the covenants, obligations and agreements required to be performed and complied with by the Acquiror pursuant to this Agreement at or before the Closing.

(c)                                  Receipt of Closing Deliveries.  The Acquiror shall have delivered each of the payments, agreements, instruments and other documents required to be delivered by the Acquiror as set forth in Section 1.4(a).

(d)                                 No Material Adverse Effect.  There shall not have occurred an Acquiror Material Adverse Effect.

(e)                                  Minimum Acquiror Working Capital.  The amount of Acquiror Working Capital shall be no less than $12,150,000.00.

6.3                                 Additional Conditions to the Obligations of the Acquiror.  The obligations of the Acquiror to effect the Merger and consummate the transactions contemplated hereby shall be subject to the satisfaction at or before the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Acquiror, in whole or in part, and may be waived by the Acquiror in writing in its sole discretion without notice):

(a)                                  Representations, Warranties and Covenants.  Each of the representations and warranties made by the Company in this Agreement and in the Company Closing Certificate that does not contain a “Company Material Adverse Effect” qualification or any other express materiality qualification shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate in all material respects as of such date); and each of the representations and warranties made by the Company in this Agreement and in the Company Closing Certificate that contains a “Company Material Adverse Effect” qualification or any other express materiality qualification shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been accurate in all respects as of such date).

(b)                                 Covenants.  The Company shall have performed and complied in all material respects with each of the covenants, obligations and agreements required to be performed and complied with by the Company pursuant to this Agreement at or before the Closing.

(c)                                  Receipt of Closing Deliveries.  The Company shall have delivered each of the agreements, instruments and other documents required to be delivered by the Company set forth in Section 1.4(b).

(d)                                 No Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect.

(e)                                  Form 8-K Financial Statements.  The Company shall have delivered to the Acquiror the Form 8-K Financial Statements as provided in Section 5.11.

6.4                                 Frustration of Closing Conditions.  None of the Company, the Acquiror or the Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as the case may be, to be satisfied, if such failure was caused by such party’s breach of Section 5.5.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1                                 Termination.  At any time before the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Shareholder Approval:

(a)                                  by mutual written consent duly authorized by the Company and the Acquiror;

(b)                                 by either the Acquiror or the Company, if the Closing shall not have occurred on or before February 26, 2010 or such other date that the Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)                                  by either the Acquiror or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(d)                                 by either the Acquiror or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting (including any adjournment, continuation or postponement thereof);

(e)                                  by the Acquiror, if a Change in Recommendation shall have occurred;

(f)                                    by the Acquiror, if (i) the Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach shall have not have been cured within 30 Business Days of receipt by the Company of written notice of such breach or, by its nature or timing, cannot be cured within such time period (it being understood that the Acquiror may not terminate this Agreement under this Section 7.1(f) if such breach or noncompliance is cured or if the Acquiror is otherwise in breach of this Agreement);

(g)                                 by the Company, if (i) the Acquiror or the Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 6.2(a) and Section 6.2(b) not to be satisfied, and such breach shall have not been cured within 30 Business Days of receipt by the Acquiror or the Sub of written notice of such breach or, by its nature or timing, cannot be cured within such time period (it being understood that the Company may not terminate this Agreement under this Section 7.1(g)

if such breach or noncompliance is cured or if the Company is otherwise in breach of this Agreement);

(h)                                 by the Company, in order to enter into an agreement relating to a Superior Proposal in accordance with Section 5.2(d);

(i)                                     by the Company if (A) the conditions to Closing set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing but which conditions would be satisfied as if such date were the Closing Date), and (B) the Acquiror and the Sub have failed to consummate the Merger by the date that is five Business Days after the date upon which the conditions described in subsection (A) above are satisfied; or

(j)                                     by the Company, if at any time the amount of Acquiror Working Capital is less than $12,150,000.00.

7.2                                 Effect of Termination.

(a)                                  If this Agreement is terminated as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Acquiror, the Sub, the Company or their respective officers, directors, shareholders or affiliates; provided, that (a) the provisions of Section 5.3 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article IX (General Provisions) and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any Willfull Breach of such party’s (i) representations, (ii) warranties, or (iii) covenants or agreements contained herein.

(b)                                 If this Agreement is terminated by the Acquiror pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(h), then the Company shall pay the Acquiror a fee equal to $400,000.00 (the “Company Termination Fee”) by wire transfer of same day funds to an account designated by the Acquiror within five Business Days following termination of this Agreement.  The Company acknowledges that the agreement contained in this Section 7.2(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, the Acquiror would not enter into this Agreement.

(c)                                  If the Company shall terminate this Agreement pursuant to Section 7.1(i) or Section 7.1(j), then the Acquiror shall pay a termination fee equal to $400,000.00 (the “Acquiror Termination Fee”) by wire transfer of same day funds to an account designated by the Company within five Business Days following termination of this Agreement.  The Acquiror acknowledges that the agreement contained in this Section 7.2(c) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, the Company would not enter into this Agreement.

(d)                                 In no event shall the Company be obligated to pay the Acquiror an aggregate amount in excess of the Company Termination Fee, and in no event shall the Acquiror be obligated to pay the Company an aggregate amount in excess of the Acquiror Termination Fee.  The Company’s payment of the Company Termination Fee, and the Acquiror’s payment of the Acquiror Termination Fee, shall be the sole and exclusive remedy of the Acquiror, the Sub or the Company, as applicable, with respect to the occurrences giving rise to such payment.

7.3                                 Amendment.  Subject to applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time before or after the Company Shareholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such Company Shareholder Approval, no amendment shall be made which by law requires further approval by the Company Shareholders without such further Company Shareholder Approval).  To the extent permitted by applicable Legal Requirements, the Acquiror and the Company Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of the Acquiror and the Company Holders’ Agent.

7.4                                 Extension; Waiver.  At any time at or before the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Company Holders’ Agent and the Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Any agreement on the part of a party hereto or the Company Holders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Person.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

7.5                                 Expenses.  Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

ARTICLE VIII

ESCROW FUND AND INDEMNIFICATION

8.1                                 Survival of Representations, Warranties, Covenants and Agreements.  If the Merger is consummated, all of the representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until the date that is 12 months following the Closing Date (the “Escrow Period”); provided, however, that the representations and warranties of the Company contained in Section 2.4 (Authority and Enforceability), Section 2.5 (Non-Contravention), Section 2.7 (Capital Structure), Section 2.15 (Intellectual Property), Section 2.17 (Taxes) and Section 2.18 (Employee Benefit Plans and Employee Matters) shall survive until the expiration of the applicable statute of limitations; provided, further, that no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a certificate signed by an executive officer of the Company or the Acquiror delivered to the Escrow Agent before the expiration of the Escrow Period or applicable statute of limitations, as appropriate, shall be affected by the expiration of such representations and warranties.  If the Merger is consummated, all covenants and agreements of the parties that are required to be performed prior to the Closing shall expire and be of no further force or effect as of the Closing, and all covenants and agreements of the parties that are required to be performed after the Closing shall survive until so performed.

8.2                                 Indemnification by the Company.

(a)                                  Subject to the limitations set forth in this Article VIII, the Acquiror and its affiliates, and each of their other respective officers, directors, members, agents, employees, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”), shall be entitled to be indemnified from and against any and all losses, liabilities, damages, fees, obligations, judgments, settlements, interest, penalties, costs and expenses, including reasonable costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”), directly or indirectly, whether or not due to a third-party claim, arising out of, or resulting from:

(i)                                                   the inaccuracy of any representation or the breach of any warranty made by the Company in this Agreement to be true and correct as of the Agreement Date and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);

(ii)                                                any material breach of the covenants or agreements made by the Company in this Agreement that are to be performed at or before the Effective Time;

(iii)                                             any material breach of the covenants or agreements made by the Company in this Agreement that are to be performed following the Closing; and

(iv)                                            the fraud or intentional misrepresentation of the Company.

(b)                                 The entitlement of any Indemnified Persons to be indemnified shall be subject to each of the following principles or qualifications:

(i)                                                   No claim for the recovery of Indemnifiable Damages pursuant to Section 8.2(a) may be asserted by any Indemnified Person against the Escrow Fund after the expiration of the Escrow Period.

(ii)                                                No claim for Indemnifiable Damages shall be made pursuant to Section 8.2(a)(i) unless the aggregate of all Indemnifiable Damages for which claims are made hereunder by the Indemnified Persons exceeds $100,000.00 (the “Limitation”).  If the total amount of such Indemnifiable Damages exceeds the Limitation, then the Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Indemnifiable Damages (and not merely the portion of such Indemnifiable Damages exceeding the Limitation).

(iii)                                             No Company Shareholder (other than the Principal Company Holders) shall have any personal liability beyond the possible loss of his, her or its Pro Rata Share of the Escrow Fund for any Indemnifiable Damages incurred by any of the Indemnified Persons.  No Principal Company Holder shall have any personal liability beyond the possible loss of the Merger Consideration actually received by that Principal Company Holder for any Indemnifiable Damages incurred by any of the Indemnified Persons, except in respect of: (A) a breach by the Company of Section 2.4 (Authority and Enforceability), Section 2.5 (Non-Contravention), Section 2.7 (Capital Structure), Section 2.15 (Intellectual Property), Section 2.17 (Taxes) and Section 2.18 (Employee Benefit Plans and Employee Matters), or (B) fraud or intentional misrepresentation by the Company, for which applicable law and/or court order will govern the personal liability of each Principal Company Holder.  Any claim for the recovery of Indemnifiable Damages shall first be satisfied from the Escrow Cash, and claims for the recovery of Indemnifiable Damages shall not be presented against a Company Shareholder (including Principal Company Holders) until the Escrow Cash is no longer sufficient to pay such Indemnifiable Damages.  At the Acquiror’s discretion, a claim for Indemnifiable Damages incurred by the Acquiror may be, in whole or in part, set off against the amounts evidenced by the Acquiror Promissory Note so as to reduce the amount owed by the Acquiror under the Acquiror Promissory Note.

(iv)                                            The amount of any Indemnifiable Damages that are subject to indemnification under this Article VIII shall be calculated net of the amount of any insurance proceeds actually received by the Indemnified Persons in connection with such Indemnifiable Damages or any of the events or circumstances giving rise or otherwise related to such Indemnifiable Damages, net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such proceeds.  The Acquiror shall use its reasonable best efforts to obtain any such insurance proceeds to the maximum extent possible.  If any such insurance proceeds are received by any Indemnified Person after receiving payment or reimbursement for any Indemnifiable Damages hereunder, such Indemnified Person shall cause to be paid to the indemnifying part(ies) an amount equal to the lesser of such insurance proceeds or the amount of such Indemnifiable Damages previously paid or reimbursed.

(v)                                               Without limiting the generality of the foregoing, the right to indemnification based on any representations, warranties, covenants or agreements will not be affected by (A) any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement, or (B) the breach of, or knowledge of the inaccuracy of any, such representations, warranties, covenants or agreements by the Company.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties agree that no party is making any representation or warranty with respect to any matter relating to such party or its Subsidiaries or other affiliates, the Merger or any of the other transactions contemplated by this Agreement other than the representations and warranties of such party expressly as set forth in this Agreement, in the Company Disclosure Letter, in the Acquiror Disclosure Letter or in any certificate delivered by such party hereto at the Closing.

(vi)                                            With the exception of (a) claims based upon fraud or intentional misrepresentation by the Company or a Company Shareholder, and (b) with respect to a breach by the Company of Section 2.4 (Authority and Enforceability), Section 2.5 (Non-Contravention), Section 2.7 (Capital Structure), Section 2.15 (Intellectual Property), Section 2.17 (Taxes) and Section 2.18 (Employee Benefit Plans and Employee Matters), as to which claims for the recovery of Indemnifiable Damages shall first be satisfied from the Escrow Cash as provided in Section 8.2(b)(iii), from and after the Closing, the recourse of the Acquiror and any other Indemnified Person to the Escrow Fund pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of the Acquiror and any other Indemnified Persons for monetary Indemnifiable Damages for matters related to this Agreement and the transactions set forth herein (it being understood that nothing in this Section 8.2(b)(vi) or elsewhere in this Agreement shall affect the Acquiror’s rights to equitable remedies to the extent available).

8.3                                 Escrow Fund.  The Escrow Cash shall be deposited in an account to be designated by the Company with Wells Fargo Bank, N.A. (or another institution selected by the Company and reasonably satisfactory to the Acquiror) as escrow agent (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement.

8.4                                 Claims.

(a)                                  Direct Claims.  If there occurs an event which an Indemnified Person asserts is an indemnifiable event pursuant to Section 8.2 (a “Direct Claim”), the Indemnified Person shall notify the Company promptly in writing, describing in reasonable detail the facts giving rise to any claim for Indemnifiable Damages hereunder, but in any event not later than 30 days after the incurrence thereof or the receipt by the Indemnified Person of notice of such event (whichever is later).  Upon receipt of notification of a Direct Claim, the Company will have a period of 30 days within which to respond in writing to such Direct Claim.  If the Company responds in writing within such 30-day period and rejects responsibility for such matter in whole or in part, such Indemnified Person shall be free to pursue, without prejudice to any of its rights hereunder, judicial determination as to rights of indemnification hereunder, provided, that nothing in this Section 8.4(a) shall affect the limitations on the Indemnified Persons’ right to indemnification set forth in this Article VIII.

(b)                                 Third Party Claims.

(i)                                                   In the event an Indemnified Person becomes aware of Indemnifiable Damages involving any claim or the commitment of any action or proceeding by a Third Party (a “Third Party Claim”), the Indemnified Person shall promptly notify the Company in writing of such Third Party Claim, describing in reasonable detail the facts giving rise to any claim for Indemnifiable Damages hereunder, but in any event not later than 30 days after the incurrence thereof or the receipt by the Indemnified Person of notice of such event (whichever is later).

(ii)                                                Upon receipt of notification of a Third Party Claim, the Company shall have a period of 30 days within which to respond in writing thereto.  The Company shall be entitled, upon such written response to the Indemnified Person, to assume the investigation and defense of such Third Party Claim.  If the Company accepts responsibility in writing for such Third Party Claim, or does not so respond to the Indemnified Person within such 30-day period, the Company shall be obligated to compromise or defend, at its own expense, such matter.  Each of the Acquiror and each Indemnified Person shall (A) cooperate reasonably with the Company and its counsel, and (B) have the right to participate, with its own counsel and at its own expense, in the defense of any such Third Party Claim.

(iii)                                             If the Company does responds in writing to the Indemnified Person within the 30-day period proscribed by subsection (i) above and rejects responsibility for such Third Party Claim in whole or in part, the Acquiror or the Indemnified Person may proceed with the defense against such Third Party Claim, and shall be free to pursue, without any prejudice to its rights hereunder, judicial determination as to its rights of indemnification pursuant to this Article VIII, provided, that nothing in this Section 8.4(b) shall affect the limitations on the Indemnified Parties’ right to indemnification set forth in this Article VIII.

(iv)                                            The party controlling the defense of any Third Party Claim shall keep the other party advised of the status of such proceeding and the defense thereof.  Any compromise or settlement by the Company of liabilities asserted by any Third Party Claim shall require the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.  If an Indemnified Person refuses to consent to a bona fide offer of settlement of a Third Party Claim which the Company wishes to accept, the Indemnified Person may continue to pursue such matter at its own expense, and free from any participation by the Company.  In such event, the obligation of the Company to the Indemnified Person shall be equal to the lesser of (A) the amount of the offer of settlement that the Indemnified Person refused to accept, plus the costs and expenses of the Indemnified Person prior to the date the Company notified the Indemnified Person (other than attorney’s fees and costs incurred by the Indemnified Person on its own behalf) of the offer of settlement, and (B) the actual out-of-pocket amount such Indemnified Person is obligated to pay as a result of its continuing to pursue such matter.  The Company shall be entitled to recover from the Acquiror or such Indemnified Person any additional expenses incurred by the Company as a result of the decision of such Indemnified Person to pursue such matter.

8.5                                 Company Holders’ Agent.

(a)                                  At the Closing, Thomas Magne shall be constituted and appointed as the Company Holders’ Agent.  Thomas Magne hereby accepts his appointment as the Company Holders’ Agent.  For purposes of this Agreement, the term “Company Holders’ Agent” means the agent for and on behalf of the Company Shareholders to: (i) give notices to the Acquiror and receive notices and communications to or from the Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Company Shareholders individually); (ii) pursuant to the terms and conditions set forth in the Escrow Agreement, authorize deliveries to the Acquiror of cash from the Escrow Fund in satisfaction of claims asserted by the Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 8.4; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; and (v) consent or agree to any amendment to this Agreement; and (vi) take all actions necessary or appropriate in the judgment of the Company Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  No bond shall be required of the Company Holders’ Agent, and the Company Holders’ Agent shall receive no compensation for his services.

(b)                                 The Company Holders’ Agent shall not be liable to any former Company Shareholder for any act done or omitted hereunder as the Company Holders’ Agent without gross negligence, willful misconduct or bad faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of good faith).

(c)                                  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Company Holders’ Agent that is within the scope of the Company Holders’ Agent’s authority under Section 8.5(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Shareholders and shall be final, binding and conclusive upon each such Company Shareholder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Company Shareholder.

(d)                                 All of the immunities and powers granted to the Company Holders’ Agent under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.  The grant of authority provided for in this Section 8.5 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Company Shareholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Shareholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

8.6                                 Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article VIII shall be treated by the parties as adjustments to the Merger Consideration unless otherwise required by applicable law.

ARTICLE IX

GENERAL PROVISIONS

9.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally (including by courier or overnight courier with confirmation), (ii) mailed by registered or certified mail (return receipt requested), postage prepaid, or (iii) sent via facsimile or electronic transmission (receipt confirmed) to the parties hereto at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

if to the Acquiror or the Sub, to:

MathStar, Inc.

c/o Winthrop & Weinstine, P.A.

225 South Sixth Street

Suite 3500

Minneapolis, MN 55402

Attention:  Michele D. Vaillancourt

Facsimile No.:  (612) 604-6881

Telephone No.:  (612) 604-6681

if to the Company, to:

Sajan, Inc.

625 Whitetail Blvd.

River Falls, WI 54022

Attention:  Shannon Zimmerman

Facsimile No.:  (715) 426-0105

Telephone No.:  (715) 426-9505

with a copy (which shall not constitute notice) to:

Steven Boynton

11150 Mississippi Drive

Champlin, MN 55316

Facsimile No.:  (763) 432-9505

Telephone No.: (763) 232-2727

If to the Company Holders’ Agent, to:

Thomas Magne

7125 Shannon Drive

Edina, MN 55439

Facsimile No.:  (952) 473-1480

Telephone No.:  (612) 719-9609 and (952) 473-0752

9.2                                 Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any undefined accounting term shall have the meaning assigned to it pursuant to GAAP.  Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; (d) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (e) all references to dollars or $ shall be references to United States dollars, and (f) all accounting terms shall have their respective meanings under GAAP.  All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.  The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement..

9.3                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.  The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format (pdf) signatures.

9.4                                 Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Confidentiality Agreements, all the Exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreements, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with their terms; (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that (i) Article VIII is intended to benefit Indemnified Persons, (ii) Section 5.9 is intended to benefit Company Indemnified Parties, and (iii) the Company shall have the right, on behalf of the Company Shareholders, to pursue damages (including claims for damages based on loss of the economic benefits of the Merger and the transactions contemplated by this Agreement to the Company Shareholders) in the event of the Acquiror’s or the Sub’s breach of this Agreement (whether or not this Agreement has been terminated pursuant to Section 7.1), which right is hereby expressly acknowledged and agreed by the Acquiror and the Sub; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.  The third party beneficiary rights referenced in clause (b)(iii) of the preceding sentence may be exercised only by the Company (on behalf of the Company Shareholders as their agent) through actions expressly approved by the Company Board, and no Company Shareholder, whether purporting to act in its capacity as a Company Shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

9.5                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void.

9.6                                 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7                                 Specific Performance.  The Acquiror, the Sub and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto.  It is hereby agreed that, prior to the earlier of (a) termination of this Agreement pursuant to Section 7.1, or (b) the Closing, the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and to enforce compliance with those covenants the breaching party.  In connection with any request for specific performance or equitable relief by the non-breaching party, the breaching party waives any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.  The parties further agree that (i) by seeking the remedies provided for in this Section 9.7, the non-breaching party shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.7 are not available or otherwise are not granted and (ii) nothing contained in this Section 9.7 shall require the non-breaching party to institute any proceeding for (or limit the non-breaching party’s right to institute any proceeding for) specific performance under this Section 9.7 before exercising any termination right under Article VII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.7 or anything contained in this Section 9.7 restrict or limit the non-breaching party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.8                                 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)                                  THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES).   THE HENNEPIN COUNTY DISTRICT COURT OF THE STATE OF MINNESOTA WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES AMONG THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO (A) AGREES THAT

THIS AGREEMENT INVOLVES AT LEAST $100,000.00, (B) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE HENNEPIN COUNTY DISTRICT COURT OF THE STATE OF MINNESOTA WITH RESPECT TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (C) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURT AND AGREES NOT TO COMMENCE ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT IN SUCH COURT; (D) IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM; AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, OR THAT SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURT.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS AGREEMENT.

9.9                                 Disclosure Letters.  Disclosure of any matter in any section of the Company Disclosure Letter or the Acquiror Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section.  The mere inclusion of an item in such Company Disclosure Letter or the Acquiror Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable.

9.10                           Rules of Construction.  The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Acquiror, the Sub, the Company Holders’ Agent and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

MATHSTAR, INC.

By:	/s/ Alexander H. Danzberger, Jr.
Name: Alexander H. Danzberger, Jr.
Title: Chief Executive Officer

GARUDA ACQUISITION, LLC

By:	/s/ Alexander H. Danzberger, Jr.
Name: Alexander H. Danzberger, Jr.
Title: Chief Executive Officer

SAJAN, INC.

By:	/s/ Shannon Zimmerman
Name: Shannon Zimmerman
Title: President and Chief Executive Officer

COMPANY HOLDERS’ AGENT,
(solely for the purposes set forth in Section 8.5)

/s/ Thomas Magne
Thomas Magne